Exhibit 10.13

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EQUITY PURCHASE AGREEMENT

by and among

VIREO HEALTH, INC.

PENNSYLVANIA MEDICAL SOLUTIONS, LLC

PASPV HOLDINGS, LLC

and

JUSHI INC

June 21, 2020

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of June 20, 2021 (the “Effective Date”), is entered into by and among Vireo Health, Inc., a Delaware corporation (“Seller”), Pennsylvania Medical Solutions, LLC, a Pennsylvania limited liability company (“Company”), PASPV Holdings, LLC, a Pennsylvania limited liability company (“Buyer”), and Jushi Inc, a Delaware corporation (“Jushi”). Seller, Company, Buyer and Jushi are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS the Company is the holder of a medical marijuana grower/processor permit for the Commonwealth of Pennsylvania, registration number GP-2018-17, issued by the Pennsylvania Department of Health (“DOH”);

WHEREAS Seller owns one hundred percent (100%) of the outstanding membership interests of the Company (the “Company Interests”); and

WHEREAS Buyer and Seller wish to enter into a transaction pursuant to which Buyer will purchase one hundred percent (100%) of the Company Interests from Seller upon the terms and conditions contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1.        Defined Terms. As used in this Agreement, the following terms will have the following meanings:

“Accounts Payable” means, without duplication, as of any date of determination, all bona fide accounts and notes payable of the Company, including all checks written on the Company’s “zero balance” or other bank accounts, if any, on or prior to the date of determination which have not cleared as of the date of determination, but exclusive of: (a) any accounts or notes payable to Seller, its Affiliates (other than the Company); or (b) any Seller Transaction Expense.

“Accounts Receivable” means, without duplication, as of any date of determination, all bona fide trade accounts and notes receivable of the Company from the sale of goods to third party customers, and which shall not include, without limitation: (a) accounts or notes receivable from Seller or any of its Affiliates (other than the Company); (b) accounts or notes receivable pursuant to any Lease; and (c) any accounts or notes receivable classified as “Doubtful Accounts” or for which the Company has made an allowance, in each case as set forth in the Company’s most recent Financial Statement.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning: (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (b) the sale, offer to sell, offer to purchase, issuance, acquisition or disposition of any Company Interests or other Company equity, or any option, warrant, or other right to do any of the foregoing; (c) the sale, lease, transfer, exchange or other acquisition or disposition of any portion of the Company’s properties or assets (excluding Inventory disposed of in the Ordinary Course of Business) or any of the Company’s Permits; or (d) any other transaction similar to the Transaction, or that could reasonably be expected to hinder, restrict or affect the ability of the Parties to consummate the Transaction in a timely manner.

“Adverse Consequences” means any Claim, Order, Encumbrance or Liability.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the ability or power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” means, unless the context otherwise requires, this Equity Purchase Agreement together with the Schedules and Exhibits attached hereto, and the certificates and other instruments to be executed and delivered in connection herewith.

“Applications” means any applications, materials and other correspondences (including, without limitation, attachments, exhibits and appendices) submitted to the DOH or any other Governmental Authority in connection with the Pennsylvania Cannabis Laws.

“Bridge Loan” means a promissory note, security agreement and other, related documents substantially on the terms set forth in Exhibit F.

“Business” means the cultivation and processing of Cannabis for sale to retail outlets within the Commonwealth of Pennsylvania, as presently conducted by the Company.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which banks are not open for general business in the Commonwealth of Pennsylvania.

“Cash” means unrestricted cash and unrestricted cash equivalents of the Company.

“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, notice of deficiency, audit, charge, notice of violation, compliant, proceeding, injunction, hearing, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“COBRA” means the provisions of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and all regulations thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” mean the Material Contracts and the Minor Contracts.

“Current Assets” means all Cash, Accounts Receivable and Finished Goods Inventory, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements.

“Current Liabilities” means all Accounts Payable and Other Current Liabilities of the Company but excluding any Indebtedness and operating lease payables; in each case, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements.

“Employee Benefit Plans” means, collectively, all Employee Pension Benefit Plans and Employee Welfare Benefit Plans of the Company.

“Employee Pension Benefit Plan” will have the meaning set forth in ERISA Section 3(2), which is not a Multiemployer Plan).

“Employee Welfare Benefit Plan” will have the meaning set forth in ERISA Section 3(1).

“Encumbrance” means any claim, lien, pledge, option, charge, security interest, encumbrance, or other right of any Person, or any other restriction or limitation of any nature whatsoever, that in each case affects title to the Company Interests or title to any assets of the Company.

“Enforceability Limitations” mean (a) bankruptcy, insolvency, reorganization, moratorium or similar Law now or hereafter in effect relating to creditors’ rights, (b) the discretion of the appropriate court with respect to specific performance, injunctive relief or other terms of equitable remedies, and (c) limitations regarding the enforceability of contracts in technical violation of the Federal Cannabis Laws.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any Adverse Consequence (including, without limitation, any investigatory, corrective or remedial obligation), or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) investigative, remedial, inspection or other Liabilities arising under Environmental Law or Occupational Safety and Health Law; (c) Liabilities for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Authority or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Environmental Law” means any applicable Law which has been adopted and is effective prior to the Closing Date that requires or relates to: (a) advising appropriate Governmental Authorities, employees, and/or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been Released, preventing the threat of Release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a trade or business, whether or not incorporated, which is deemed to be in common control or affiliated with the Company within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m), or (o) of the Code.

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“Financial Statements” mean unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2018 and December 31, 2019 and unaudited combined and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the months ended April 30, 2020.

“Finished Goods Inventory” means all inventory classified as “Finished Goods” using the definition applied to the Company’s April 2020 balance sheet and which: (a) have passed independent third party testing; (b) were classified as Finished Goods on the Financial Statements after January 1, 2020; and (c) are not subject to a destruction order or indefinitely quarantined at the time of determination.

“GAAP” means generally accepted accounting principles in the United States as set forth in the pronouncement of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants, consistently applied.

“Governmental Authority” means any federal, state, commonwealth, provincial, municipal, local or foreign government, or any political subdivision thereof, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body, arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, silica or silica-containing materials and asbestos or asbestos-containing materials.

[***]

“Indebtedness” means, with respect to any Person as of any date of determination and without duplication: (a) all obligations of such Person for borrowed money, including, without limitation, all obligations for principal and interest, and for prepayment and other penalties, fees, costs and charges of whatsoever nature with respect thereto, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than Permitted Accounts Payable), (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed or is nonrecourse to the credit of that Person, (e) all capital lease obligations of such Person (as defined under GAAP), (f) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person, (g) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, (h) all obligations of such Person to its shareholders, members partners or other equity-holders; (i) any amounts, fines or monetary penalties asserted against such Person by any Governmental Authority (other than related to Taxes); and (j) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (i) above of any other Person.

“Insurance” means any fire, product liability, automobile liability, general liability, worker’s compensation, medical insurance stop-loss coverage or other form of insurance of the Business, and any tail coverage purchased with respect thereto.

“Intellectual Property” means all intellectual property of any kind or nature whatsoever including, without limitation: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and limited liability company names, together with all translations thereof, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, recipes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation and including software installed on hard disk drives) other than off-the-shelf computer software subject to shrink-wrap or click-through licenses, (f) web sites, website domain names, social media accounts and passwords and other e-commerce and social media assets, and (g) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Inventory” means Finished Goods Inventory and Other Inventory.

“IRS” means the Internal Revenue Service.

“JHI” means Jushi Holdings Inc., a British Columbia corporation.

“Knowledge” and similar phrases using the term “Knowledge” or derivatives thereof mean the actual knowledge of: (a) with respect to the Company, the following individuals: [***]; and (b) with respect to Buyer, every executive officer and member of the board of directors of JHI, in each case after having made reasonable inquiry with respect to the matters which are relevant to the representation, warranty, covenant or agreement being made or given.

[***]

“Law” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, consent, Order, regulation, ruling, directive, published regulatory guidance with the force of law, rule or regulation, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority, having the force of law.

“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, all losses, damages, dues, penalties, fines, costs and expenses (including court costs and reasonable attorneys’ fees and expenses), amounts paid in connection with a settlement, compromise or judgement, and Taxes.

“Material Adverse Effect” or “Material Adverse Change” means, with respect to any Person, any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects (including as projected in any revenue, earnings, or other forecast, whether internal or published) of such Person, or to the ability of such Person to consummate the Transaction contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any effect or change arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which such Person operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in accounting rules, including GAAP or IFRS;  or (vi) any action such Person is required to take pursuant to the direction of a Party hereto acting under the authority granted to such Party hereunder; provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect or Material Adverse Change has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the such Person compared to other participants in the industry or industries in which such Person conducts its business.

“Material Contracts” mean the following written and oral contracts which are currently in effect and to which the Company is a party or by which the Company is bound:

(a)            any agreement for the purchase or supply of cannabis involving minimum payments in excess of $25,000 for any 12-month period;

(b)            any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for minimum lease payments in excess of $25,000 per annum;

(c)            any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a loss to the Company, or involve consideration in excess of $25,000;

(d)            any agreement concerning a partnership or joint venture;

(e)            any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which an Encumbrance has been imposed upon any of its assets, tangible or intangible;

(f)            any Related Party Agreement;

(g)           any profit sharing, membership interest option, membership interest purchase, membership interest appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and/or employees;

(h)           any collective bargaining agreement, labor peace or similar agreement;

(i)            any agreement for the employment or engagement as an independent contractor of any individual on a full-time, part-time, consulting, or other basis providing minimum annual compensation in excess of $25,000 or providing severance benefits;

(j)            any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(k)           any settlement, conciliation or similar agreement with any Governmental Authority or which will require satisfaction of any obligations after the Effective Date;

(l)            any agreement, license or other contract under which (i) the Company and/or Seller has licensed or otherwise granted rights in any of its Intellectual Property to any Person or (ii) any Person has licensed or sublicensed to the Company and/or Seller, or otherwise authorized the Company and/or Seller to use, any third party Intellectual Property (other than licenses of internally used off-the-shelf or shrinkwrap software);

(m)          any other agreement (or group of related agreements) the performance of which involves minimum consideration in excess of $25,000.

(n)           any agreement relating to any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or any other Benefit Arrangement;

(o)           any employment, consulting or sales or leasing representative agreement not cancelable by the Company without penalty upon ninety (90) days or less written notice;

(p)           any settlement agreement or other agreement in respect of any past or present Proceeding involving payments in excess of $25,000;

(q)           any non-competition or non-solicitation agreement;

(r)            any Applications; and

(s)           any agreement providing for indemnification by the Company other than pursuant to standard terms of contracts in the Ordinary Course of Business.

“Minor Contracts” mean any contract or other agreement (other than the Material Contracts), whether written or oral, to which the Company is a party or by which the Company is bound.

“Multiemployer Plan” shall have the meaning set forth in ERISA Section 3(37).

“Net Working Capital” means, as of any date of determination, the difference between the Company’s Current Assets minus the Company’s Current Liabilities, in each case calculated in accordance with GAAP applied on a basis consistent with past practice of the Company (and consistent with the preparation of the Financial Statements), without giving effect to the consummation of the Transaction, and adjusted to exclude the Company’s Accounts Receivable aged beyond one hundred and twenty (120) days of the earlier of the applicable invoice issuance date and the payment due date.

“Net Working Capital Target” means $[***].

“Occupational Safety and Health Law” means any Legal Requirement, including the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder, which both has been adopted and is effective prior to the Closing Date and which is designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, writ, assessment, decision, injunction, decree, judgment, ruling, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to quantity and frequency, taking into account any growth in revenues and associated expenses due to growth.

“Other Current Liabilities” means all liabilities of the Company that would, in accordance with GAAP, be classified as current liabilities other than Accounts Payable, and including, without limitation, any accrued Taxes, deferred revenue obligations and accrued payroll expenses, in each case determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements.

“Other Inventory” means all inventory of or related to the Business including without limitation all raw materials, biologics, ingredients, works-in-progress (including plants, yield flower an lab oil), packaging and supplies; provided, however, that “Other Inventory” does not include: (a) any of the foregoing to the extent such inventory is unusable or otherwise not maintained in a commercially reasonable manner in the Ordinary Course of Business; (b) any of the foregoing to the extent such inventory is, pursuant to applicable Law, subject to a destruction order or indefinitely quarantined at the time of determination; or (c) any Finished Goods Inventory.

“Owned Tangible Personal Property” means all Tangible Personal Property owned by the Company.

“Pennsylvania Cannabis Laws” means the marijuana establishment laws of any jurisdictions within the Commonwealth of Pennsylvania to which the Company is, or may at any time become, subject, including, without limitation, the Pennsylvania Medical Marijuana Act (35 P.S. §10231.101 et. seq.), as amended, and the rules and regulations adopted by the Pennsylvania Department of Health (including 28 Pa. Code §§1141, 1151 and 1161 of the Pennsylvania regulations), the Pennsylvania Department of Revenue or any other state or local government agency with authority to regulate any marijuana operation (or proposed marijuana operation).

“Permits” mean all permits, licenses, consents, franchises, approvals, registrations, certificates, variances and other authorizations required to be obtained from any Governmental Authority or other Person in connection with the operation of the Business and necessary to conduct the Business as presently conducted.

“Permitted Accounts Payable” means normal and customary accounts payable of the Company in the Ordinary Course of Business.

“Permitted Encumbrances” means: (a) liens or encumbrances for Taxes, assessments or other governmental charges not due and payable or the amount or validity of which is being contested in good faith, (b) such other imperfections in title, charges, easements, restrictions and encumbrances which do not result in a Material Adverse Effect on the Company, (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property, and (d) mechanics’, carriers’, workmens’, repairmens’ or other like liens arising or incurred in the Ordinary Course of Business (except to the extent that any such lien relates to overdue payments unless such payments are being diligently contested in good faith pursuant to appropriate proceedings).

[***]

“Real Property” means all real property owned or leased by the Company or in which the Company otherwise has any interest, together with: (a) all buildings and improvements located thereon, and (b) all rights, privileges, interests, easements, hereditaments and appurtenances thereunto in any way incident, appertaining or belonging thereto.

“Related Party Agreement” means any agreement or understanding, whether written or oral, between the Company, on the one hand, and: (a) Seller; (b) any Affiliate of Seller (other than the Company); (c) Seller’s Representatives; (d) any Affiliate of Seller’s (other than the Company) Representatives, or (e) the Company’s Representatives, on the other hand, including, without limitation, any agreement pursuant to which the Company has advanced or loaned any amount of money to any of the foregoing;

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representation Survival Period” means, (a) for Seller’s and the Company’s representations and warranties (excluding Seller Excluded Representations) set forth in Article 4 of this Agreement, the period beginning on the Closing Date and ending on the date that is the twenty-four (24) month anniversary of the Closing Date, and (b) for Buyer’s representations and warranties (excluding the Buyer Excluded Representations) set forth in Article 5 of this Agreement, the period beginning on the Closing Date and ending on the date that is the twenty-four (24) month anniversary of the Closing Date.

“Representative” means any director, officer, shareholder, manager, member, partner, principal, employee, attorney, accountant, agent or other representative of any Person.

“Seller Transaction Expenses” means (a) the costs, fees and expenses incurred by the Company, or Seller in connection with the Transaction for investment bankers, third party consultants, legal counsel, accountants and other advisors, (b) all change in control, retention, or transaction-related bonus amounts payable to, or for the benefit of, employees, officers, contractors or directors of the Company as a consequence of the transactions contemplated by this Agreement, whenever payable, including any Taxes that become payable by the Company in connection therewith, and (c) overdrafts on any bank account and reimbursement obligations under any credit facility of the Company acquired by Buyer, in each of the foregoing clauses (a) through (c) to the extent unpaid as of the Closing Date.

“Tangible Personal Property” means all tangible personal property (other than Inventory) owned or leased by the Company or in which the Company has any interest, including vehicles and production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), health, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, goods and services, harmonized, alternative or add-on minimum, estimated, or other tax or similar obligation of any kind whatsoever to any Tax authority, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, form, claim for refund, election or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Transaction” means the equity purchase and other transactions contemplated under this Agreement.

“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

“Undisclosed Material Adverse Fact” means any facts or facts disclosed by Seller or discovered by Buyer after the Effective Date that, individually or in the aggregate, constitute a Material Adverse Effect on the Company, the Business or PADS (if and only if the PADS Option continues in effect at the time of such disclosure or discovery), or prevent Seller from consummating the Transaction.

“Unremediated UMAF” means any Undisclosed Material Adverse Fact for which: (i) Buyer shall have given Seller notice within five (5) Business Days after discovery, and (ii) Seller and/or the Company shall have been unable or unwilling to remediate such Undisclosed Material Adverse Fact to Buyer’s reasonable satisfaction prior to the scheduled Closing Date or such Undisclosed Material Adverse Fact shall be patently incapable of such remediation in the reasonable discretion of Buyer;

Other Defined Terms. The following terms will have the meanings defined for such terms in the Sections set forth below:

Term	Section
Accepted Reconciliation Item	2.5(c)
Affiliation Form	6.13(a)
Agreement	Introduction
Application Party or Application Parties	6.13(a)
Benefit Arrangements	4.13(i)
Buyer	Introduction
Buyer Excluded Representations	9.1(b)
Buyer Maximum Indemnification Liability	9.4(c)
Buyer Parties	9.2
Cash Consideration	2.2(a)
Closing	3.1
Closing Date	3.1
Closing Indebtedness Amount	2.4(a)
Closing Indebtedness Schedule	2.4(a)
Closing Net Working Capital	2.5
Company	Introduction
Company Interests	Recitals
Company Transaction Expense Schedule	2.4(b)
Confidential Information	10.6
Debt Payoff Letters	2.4(a)
Disclosure Schedules	Article 4
Disputed Reconciliation Item	2.5(c)
DOH	Recitals
Due Diligence Period	8.1(c)
Effective Date	Introduction
Estimated Closing Adjustment Amount	2.3(b)
Estimated Closing Net Working Capital	2.3(a)
Estoppel Certificate	7.1(m)
Finished Goods Inventory Count	2.3(a)
GP Permit	4.13(f)
Indemnified Party	9.5
Indemnifying Party	9.5
[***]	7.1(k)
Independent Accountant	2.5(e)
Jushi	Introduction
Leased Real Property	4.10(a)
Leases	4.10(a)
NDA	6.5
Negative Closing Net Working Capital Amount	2.3(b)
Net Working Capital Statement	2.3(a)
Note	2.2(b)
Note Consideration	2.2(b)
Option	10.3
Option Period	10.3
PADS	7.1(t)
PADS Equity	10.3
Party or Parties	Introduction
Pension Plans	4.16(a)
Positive Closing Net Working Capital Amount	2.3(b)
Post-Closing Straddle Period	10.2(c)
Pre-Closing Straddle Period	10.2(c)
Pre-Closing Tax Periods	10.2(a)
Purchase Price	2.2
Reconciliation Items	2.5(a)
Reconciliation Period	2.5(a)
Reconciliation Statement	2.5(a)
Releasing Parties	11.19
Resolution Period	2.5(d)
Review Period	2.5(b)
Seller	Introduction
Seller Excluded Representations	9.1(a)
Seller Fundamental Representations	9.1(a)
Seller Maximum Indemnification Liability	9.4(b)
Statement of Objections	2.5(c)
Straddle Period	10.2(c)
Supply Agreement	7.1(t)
Tax and ERISA Representations	9.1(a)
Tax Matter	10.2(g)
Third-Party Claim	9.5
Threshold	9.4(a)
Transition Services Agreement	7.1(t)
Undisclosed Material Adverse Fact WARN Act	7.1(r) 4.26(v)
Welfare Plans	4.16(b)

ARTICLE 2
PURCHASE AND SALE OF MEMBERSHIP INTERESTS

2.1.        Purchase and Sale of Company Interests. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Company Interests, free and clear of any Encumbrances, for the consideration specified below in this Article 2.

2.2.        Purchase Price. As consideration for the sale, conveyance, transfer, assignment and delivery of the Company Interests by Seller, on the Closing Date Jushi shall pay to Seller (subject to adjustment as provided in this Agreement) an aggregate purchase price (the “Purchase Price”) of Twenty Million Dollars ($20,000,000) as follows:

(a)            Sixteen Million Two Hundred and Fifty Thousand Dollars ($16,250,000) in cash, reduced by the outstanding principal and accrued, unpaid interest on the Bridge Loan as of the Closing Date (the “Cash Consideration”); and

(b)            Three Million Seven Hundred and Fifty Thousand Dollars ($3,750,000) by way of an unsecured promissory note issued by JHI (the “Note Consideration”), bearing an eight percent (8%) interest rate, with interest payable in cash quarterly and maturing forty-eight (48) months from the date of issuance, at which time all principal and accrued but unpaid interest shall be due. The promissory note shall be substantially in the form attached hereto as Exhibit A (the “Note”).

At least five (5) Business Days prior to the Closing Date Seller shall provide Buyer with such account and other information as Buyer shall reasonably require in order for Buyer to pay to Seller the Cash Consideration on the Closing Date.

2.3.        Net Working Capital Adjustment to Purchase Price at Closing.

(a)         At least five (5) Business Days before the Closing Date, Seller shall prepare and deliver to Buyer a statement in the form attached hereto as Exhibit B (a “Net Working Capital Statement”) setting forth Seller’s estimate of the Net Working Capital of the Company as of the Closing Date (the “Estimated Closing Net Working Capital”), which shall take into account the results of the Finished Goods Inventory Count (as defined below), include each component item set forth on the Net Working Capital Statement and be prepared in accordance with GAAP applied on a basis consistent with past practice of the Company. At least five (5) Business Days before the Closing Date, in connection with determining the Finished Goods Inventory component of the Estimated Closing Net Working Capital, Buyer and Seller shall jointly conduct a physical count of the Finished Goods Inventory of the Company, which amount shall be adjusted to reflect sales, the completion of Finished Goods Inventory and other relevant transactions between the time of such physical count and the Closing Date using standard accounting cutoff procedures, mutually agreed upon by Buyer and Seller, to arrive at a value which shall be deemed the Finished Goods Inventory as of the Closing Date (“Finished Goods Inventory Count”).

(b)         The “Estimated Closing Adjustment Amount” shall be an amount equal to the Estimated Closing Net Working Capital minus the Net Working Capital Target. If the Estimated Closing Adjustment Amount is a positive number (“Positive Closing Net Working Capital Amount”), the Cash Consideration shall be increased on a dollar-for-dollar basis by the Positive Closing Net Working Capital Amount. If the Estimated Closing Adjustment Amount is a negative number (“Negative Closing Net Working Capital Amount”), the Cash Consideration shall be decreased on a dollar-for-dollar basis by the Negative Closing Net Working Capital Amount

(c)         The Parties acknowledge and agree that all Other Inventory shall not be considered for the purpose of determining the Estimated Closing Net Working Capital or the Closing Net Working Capital, or in connection with any other adjustment to the Purchase Price. The Parties further acknowledge and agree that all Other Inventory of the Company prior to the Closing Date shall remain with the Company after the Closing Date at no cost or expense of any kind to Buyer, Jushi or any of their Affiliates.

2.4.        Company Indebtedness; Transaction Expenses.

(a)         Company Indebtedness. At least five (5) Business Days before the Closing Date Seller shall deliver to Buyer a schedule (the “Closing Indebtedness Schedule”) that contains a complete and accurate statement of the Company’s total Indebtedness as of the Closing Date (the “Closing Indebtedness Amount”), excluding Permitted Accounts Payable and the Post-Closing [***], together with wire transfer and other instructions for the payoff of such Indebtedness and payoff letters from each lender of such Indebtedness (the “Debt Payoff Letters”) in form, scope and substance acceptable to Buyer. On the Closing Date, Buyer may elect, in its sole discretion, to pay all or any of the Closing Indebtedness Amount reflected on the Closing Indebtedness Schedule by wire transfers of immediately available funds to the holders of such Indebtedness. Notwithstanding Buyer’s election to pay all or any of the Closing Indebtedness Amount to the holders of such Indebtedness on the Closing Date, the Purchase Price shall be reduced by the Closing Indebtedness Amount, [***]. For the avoidance of doubt, [***] shall not be Indebtedness of the Company for the purpose of determining the Closing Indebtedness Amount, and the [***] shall remain with, and continue to be the responsibility of, the Company after the Closing Date. The Company shall pay all [***] prior to the Closing Date. Any [***] remaining unpaid as of the Closing Date shall be included in the Closing Indebtedness Amount, and shall be equitably prorated in the event any unpaid [***] relate to any period that begins before the Closing Date and ends after the Closing Date. Any [***] that have been prepaid by the Company including, for the avoidance of doubt, that portion of any rental or other amounts that apply to the month in which the Closing Date occurs, shall be added to the Purchase Price, and shall be equitably prorated in the event any [***] that have been prepaid relate to any period that begins before the Closing Date and ends after the Closing Date.

(b)           Company Transaction Expenses. At least five (5) Business Days before the Closing Date Seller shall deliver to Buyer a schedule (the “Company Transaction Expense Schedule”) that contains a complete and accurate statement of the Company Transaction Expenses, together with wire transfer instructions for the payment of all Company Transaction Expenses that will be unpaid as of the Closing Date. On the Closing Date, Buyer shall (on behalf of the Company and Seller) pay the Company Transaction Expenses in accordance with the payment instructions set forth in the Company Transaction Expense Schedule, and the Purchase Price shall be reduced by the Company Transaction Expenses, with the Cash Consideration decreasing by [***]of the Company Transaction Expenses.

2.5.          Reconciliation.

(a)            Buyer shall, within one hundred and twenty (120) days after the Closing Date (the “Reconciliation Period”), verify the actual Net Working Capital of the Company (the “Closing Net Working Capital”), the Closing Indebtedness Amount and the Company Transaction Expenses (the “Reconciliation Items”) of the Company, in each case as of the Closing Date, using the Financial Statements or such other financial or other documents as may be necessary or desirable in the reasonable discretion of Buyer. Buyer shall, on or prior to the last day of the Reconciliation Period, provide Seller with a statement (a “Reconciliation Statement”), which shall detail with reasonable specificity the actual value of each of the Reconciliation Items as of the Closing Date. With respect to the determination of the actual value of the Net Working Capital of the Company as of the Closing Date, any Finished Goods Inventory that was valued as part of the Estimated Closing Net Working Capital which did not pass testing standards set forth by applicable Law, and is (i) subject to a destruction order shall be valued at Zero Dollars ($0) or (ii) indefinitely quarantined as of the date Buyer presents Seller with the Reconciliation Statement, shall be valued Buyer’s best estimate of its future sale value, discounted at [***] per annum.

(b)            Seller shall have thirty (30) days (the “Review Period”) from the date it receives a Reconciliation Statement to review such Reconciliation Statement and Buyer’s determination of the actual value of each of the Reconciliation Items as of the Closing Date. During the Review Period, Seller (and its Representatives) will have such access to the books and records, employees and auditors of the Company as Seller may reasonably request for the purpose of reviewing and analyzing the Reconciliation Statement and to prepare a Statement of Objections (as hereafter defined), provided that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Company, or Buyer.

(c)            On or prior to the last day of the Review Period, Seller may object to Buyer’s determination of the actual value of any of the Reconciliation Items as of the Closing Date by delivering to Buyer a written statement (a “Statement of Objections”) setting forth the disputed Reconciliation Items (each, a “Disputed Reconciliation Item”) and describing with reasonable specificity the basis for Seller’s objection thereto. Any Reconciliation Item not expressly objected to by Seller in a Statement of Objections prior to the expiration of the Review Period shall be deemed to have been accepted by Seller (each, an “Accepted Reconciliation Item”). If Seller fails to deliver a Statement of Objections before the expiration of the Review Period, all Reconciliation Items shall be deemed to be Accepted Reconciliation Items.

(d)            If Seller delivers a Statement of Objections with respect to one or more Disputed Reconciliation Items before the expiration of the Review Period, Seller and Buyer shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections from Seller to Buyer (the “Resolution Period”), and, if all such objections are so resolved within the Resolution Period, the Reconciliation Statement, with such changes as may have been agreed in writing by Seller and Buyer, shall be final and binding on Seller and Buyer (and any other Person) for all purposes hereunder.

(e)            If Seller and Buyer fail to reach an agreement with respect to all of the Disputed Reconciliation Items before expiration of the Resolution Period, the remaining Disputed Reconciliation Items shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants as may be mutually selected by Buyer and Seller (the “Independent Accountant”); provided that if the Buyer and Seller are unable to agree on an Independent Accountant within five (5) days following the end of the Resolution Period, each shall, within two (2) days thereafter, select its own tax advisory firm, which together shall select the Independent Accountant who, acting as experts and not arbitrators and shall not have any authority to interpret any provision of this Agreement, shall resolve the issues underlying the Disputed Reconciliation Items only and make any corresponding adjustments to the Reconciliation Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The decision of the Independent Accountant with respect to each Disputed Reconciliation Item must be within the range of values assigned to each such item in the Reconciliation Statement and the Statement of Objections, respectively.

(f)            The Independent Accountant shall make a determination as soon as practicable and in any event within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Reconciliation Items and its corresponding adjustments to the Reconciliation Statement shall be conclusive and binding on all parties (and any other Person) for all purposes hereunder. Upon resolution of a Disputed Reconciliation Item by the Independent Accountant, such Disputed Resolution Item shall thereafter be deemed to be an Accepted Reconciliation Item. Judgment on the determination of the Independent Accountant may be entered by any court of competent jurisdiction.

(g)            The fees and expenses of the Independent Accountant shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Notwithstanding the foregoing, upon resolution of each Disputed Reconciliation Item, the Parties shall true-up all payments made to the Independent Accountant such that each Parties has paid an amount inverse to the aggregate proportion by which the Independent Accountant resolves each of the Disputed Reconciliation Items in favor of one Party or the other. By way of example, but not by way of limitation, if the Disputed Reconciliation Items represent a total amount in controversy of Five Hundred Thousand Dollars ($500,000) to be determined by the Independent Accountant and the Independent Accountant determines that Buyer prevails with respect to Four Hundred Thousand Dollars ($400,000) in the aggregate and Seller prevails with respect to One Hundred Thousand Dollars ($100,000) in the aggregate, then Buyer would pay twenty percent (20%) of the Independent Accountant’s fees and expenses and Seller would pay eighty percent (80%) of the Independent Accountant’s fees and expenses.

(h)             Upon all Reconciliation Items becoming Accepted Reconciliation Items in accordance with this Section 2.5: (i) if it is determined, on aggregate, that the Purchase Price paid by Buyer to Seller on the Closing Date was less than it should have been, Buyer shall pay to Seller, in cash, the difference between the Purchase Price owed to Seller on the Closing Date as determined in accordance with this Section 2.5 and the actual amount paid by Buyer to Seller on the Closing Date; and (ii) if it is determined, on aggregate, that the Purchase Price paid by Buyer to Seller on the Closing Date was more than it should have been, Seller shall pay to Buyer, in cash, the difference between the Purchase Price paid by Buyer to Seller on the Closing Date and the actual amount owed to Seller on the Closing Date as determined in accordance with this Section 2.5. All payments pursuant to this Section 2.5 shall be made within thirty (30) days of the date the last Reconciliation Item becomes an Accepted Reconciliation Item.

2.6.            Transfer Taxes. Notwithstanding Article 9, Seller, on the one hand, and Buyer, on the other hand, will each be responsible for one-half of the payment of any and all Transfer Taxes associated with the transfer of the Company Interests and any deficiency, interest or penalty with respect to such Taxes. The Parties will reasonably cooperate with respect to the preparation and filing of all Tax Returns required to be filed in connection with any such Transfer Taxes. Seller will remit to Buyer (if Buyer is filing a Tax Return relating to Transfer Taxes) or Buyer will remit to Seller (if Seller is filing a Tax Return relating to Transfer Taxes), as the case may be), in immediately available funds, the amount of any Transfer Taxes owed by Seller or Buyer (as applicable) pursuant to this Section 2.6 within five (5) Business Days of the non-filing party’s receipt from the filing party of written notice of the amount of such Transfer Taxes due, a copy of the applicable Tax Return and the non-filing party’s shares of the applicable Transfer Taxes.

2.7.            No Effect on Other Rights. The determination and adjustment of the Purchase Price in accordance with the provisions of this Article 2 will not limit or affect any other rights or Claim either Buyer or Seller may have with respect to the representations, warranties, covenants and indemnities in its favor contained in this Agreement.

2.8.            Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable to Seller pursuant to this Agreement all Taxes that Buyer may be required to deduct and withhold under any provision of Tax or other Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE 3
CLOSING

3.1.          Closing. The closing of the Transaction (the “Closing”) will take place remotely via the electronic exchange of documents and signatures as soon as practicable following the satisfaction or waiver of the applicable conditions set forth in Article 7, or on such other date as Buyer and Seller may mutually determine in writing (the “Closing Date”). The Closing will be deemed to have occurred at 12:01 a.m., Eastern Daylight Time, on the Closing Date.

3.2.          Deliveries at Closing. At the Closing, (a) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.1 below, (b) Buyer will pay to Seller the Purchase Price (as adjusted in accordance with the terms hereof) and will deliver to Seller the various certificates, instruments, and documents referred to in Section 7.2 below.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF Seller AND THE COMPANY

Seller and the Company represent and warrant to Buyer that the statements contained in this Article 4 are true, correct and complete as of the Effective Date and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Article 4), except as set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof, which are attached hereto (the “Disclosure Schedules”).

4.1.          Organization and Authority to Conduct Business.

(a)            Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified and in good standing in each jurisdiction where it is required to be qualified. Seller has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

(b)            The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company is duly qualified and in good standing in each jurisdiction where it is required to be qualified. The Company has full limited liability company power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

4.2.           Power and Authority; Binding Effect.

(a)            Seller has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement, to consummate the Transaction, and to perform Seller’s obligations under this Agreement (except under Federal Cannabis Laws). This Agreement has been duly executed and delivered by Seller and constitutes a legal (except under Federal Cannabis Laws), valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations and Federal Cannabis Laws.

(b)            The Company has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement, to consummate the Transaction, and to perform the Company’s obligations under this Agreement (except under Federal Cannabis Laws). This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations and Federal Cannabis Laws.

4.3.          Equity Information. Seller owns one hundred percent (100%) of the issued and outstanding Company Interests. The Company Interests have been duly authorized and validly issued and have been issued in compliance with applicable securities Laws. The Company has made available to Buyer true, correct and complete copies of the Company’s organizational documents as currently in effect. The minute books of the Company contain true, complete and correct records in all material respects of all meetings and other material limited liability company actions held or taken by members, managers or other governing bodies through the date hereof. All such minute books of the Company have been made available to Buyer. There are no outstanding equity interests of the Company other than the Company Interests. There are no outstanding convertible or exchangeable securities or options, warrants or other rights relating to the equity interests of the Company (including, without limitation, any Company Interests). There are no agreements of any kind relating to the issuance of any equity interests of the Company (including, without limitation, any Company Interests), or any convertible or exchangeable securities or any options, warrants or other rights relating to the equity interests of the Company (including, without limitation, any Company Interests).

4.4.          Title.

(a)            Seller owns good title to the Company Interests, free and clear of all Encumbrances (other than Encumbrances arising under applicable federal and state securities Laws or Pennsylvania Cannabis Laws, or as contemplated in this Agreement). Subject to compliance with the Pennsylvania Cannabis Laws and satisfaction of all conditions precedent hereunder to transfer the Company Interests to Buyer on the Closing Date, Seller has or will have on or before the Closing Date, the full and unrestricted power to sell, convey, assign, transfer and deliver the Company Interests to Buyer on the Closing Date. Seller is not a party to any option, warrant, purchase right or other contract or commitment that could (including upon the occurrence of any contingency or event) require Seller to sell, transfer, convey, assign, deliver or otherwise dispose of any of the Company Interests or any interest therein, other than pursuant to this Agreement or at Closing. Other than pursuant to this Agreement, Seller is not a Party to any voting trust, proxy or other agreement or understanding with respect to Seller’s ownership, voting or transfer of, or otherwise related to, the Company Interests that Seller owns. Upon delivery to Buyer of certificates for the Company Interests at the Closing, if certificated, or otherwise upon consummation of the Transaction, Buyer will acquire good, valid and marketable title to the Company Interests, free and clear of all Encumbrances (other than Encumbrances arising under applicable federal and state securities Law, the Pennsylvania Cannabis Laws or as contemplated in this Agreement).

(b)           Except as set forth on Schedule 4.4(b) of the Disclosure Schedules and except for Permitted Encumbrances, the Company has good title to all of its assets, free and clear of all Encumbrances.

4.5.          No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the Transaction, and the fulfillment of the terms of this Agreement, do not and will not result in or constitute: (a) a violation of or conflict with any provision of the organizational or other governing documents of Seller or the Company, (b) except as set forth on Schedule 4.5 of the Disclosure Schedules, a breach of, a loss of rights under, or an event, occurrence, condition or act which is or, with the giving of notice or the lapse of time, would become, a material default under, or result in the acceleration of any obligations under, any term or provision of, any Material Contract or multiple Minor Contracts, which in the aggregate cause: (i) a Material Adverse Effect with respect to the Company; or (ii) a Material Adverse Effect with respect to Seller’s ability to consummate the Transaction, or any license, franchise, permit or authorization to which Seller or the Company is a party, (c) subject to compliance with the Pennsylvania Cannabis Laws and satisfaction of all conditions precedent hereunder to transfer the Company Interests to Buyer on the Closing Date, a violation by Seller or the Company of any Law (except for Federal Cannabis Laws) or (d) an imposition of any Encumbrance (other than a Permitted Encumbrance) on any of the Company Interests or any of the assets of the Company.

4.6.          Consents and Approvals. Except as otherwise set forth on Schedule 4.6 of the Disclosure Schedules and subject to compliance with the Pennsylvania Cannabis Laws and satisfaction of all conditions precedent hereunder to transfer the Company Interests to Buyer on the Closing Date, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction or will be necessary to ensure the continuing validity and effectiveness immediately following the Closing of any Permit or Material Contract of the Company, as applicable.

4.7.          No Actions.

(a)           With respect to Seller, there is no Claim pending or threatened against, relating to or affecting in any adverse manner, the Transaction.

(b)           With respect to the Company, there is no Claim pending or threatened against, relating to or affecting in any adverse manner, the Transaction.

4.8.          Financial Statements; Unknown Liabilities.

(a)            The Company’s Financial Statements are set forth on Schedule 4.8(a) of the Disclosure Schedules. The Financial Statements fairly present the financial condition and the results of operations of the Company as of their respective dates and for the periods then ended in accordance with GAAP applied on a consistent basis, subject to, in the case of any unaudited Financial Statements, normal year-end adjustments. The books and records of the Company from which the Financial Statements were prepared fairly reflect the assets, liabilities and operations of the Company in all material respects, and the Financial Statements are in conformity therewith in all material respects.

(b)            Except as disclosed in Schedule 4.8(b) of the Disclosure Schedules, there are no material liabilities or obligations of any nature, whether absolute, accrued, contingent, known, unknown, matured, unmatured or otherwise, which would have been required to be disclosed or provided for in the Financial Statements, except (i) Liabilities reflected in or reserved against the Financial Statements as of April 30, 2020 and (ii) Liabilities incurred between May 1, 2020 and the Closing Date in the Ordinary Course of Business of the Company (none of which results from, arises out of or relates to any breach of contract, breach of warranty, tort, infringement or violation of Law (except for Federal Cannabis Laws)). Except as disclosed in Schedule 4.8(b) of the Disclosure Schedules, the Company has no Indebtedness.

4.9.          Taxes.

(a)            Except as set forth on Schedule 4.9(a) of the Disclosure Schedules, (i) the Company has duly and timely filed all income Tax Returns and all other material Tax Returns that the Company was required to file, (ii) all such Tax Returns are true, correct and complete in all material respects (including without limitation in full compliance with Section 280E of the Code), (iii) all Taxes required to have been withheld and paid by the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party have been properly withheld and paid, and all Forms W-2 and 1099 (or similar Tax Return) required with respect thereto have been properly completed and filed by the Company, (iv) all Taxes required to have been paid by the Company (whether or not shown on any Tax Return) have been paid (and such Taxes have been paid consistent with Section 280E of the Code), (v) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return, (vi) no written notice has been received by the Company and no claim has been made within the past five (5) years by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, (vii) there is no dispute or claim concerning any Tax liability of the Company either claimed or raised by any Governmental Authority in writing and (viii) the Company has not waived any Tax related statute of limitations which period (after giving effect to such waiver) has not yet expired.

(b)            The Company is not bound by or has any obligation under or potential liability with respect to any Tax allocation, Tax sharing or Tax indemnification agreement or similar Contract or arrangement. The Company does not have any liability for Taxes of any other Person under the Code or any provisions of any Law, as a transferee or successor, or by any Contract which deals primarily with Taxes. There are no Encumbrances for Taxes (other than Permitted Encumbrances), upon the assets of the Company or upon any Company Interests.

(c)            The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(d)            At all times since the date of its organization, (i) the Company has been classified under Treasury Regulation Section 301.7701-2(a) as either a partnership or a disregarded entity for federal and state income Tax purposes, (ii) the Company has not been a member of an affiliated group (as defined in Section 1504(a) of the Code or corresponding provision of state, local or non-U.S. Tax Law) or filed or been included in a consolidated, combined or unitary federal or state income Tax Return (other than a consolidated, combined or unitary Tax Return of which the Company was the common parent), and (iii) the Company has not had any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract or otherwise.

(e)            The Company will not be required to include any amount in, or exclude any item of deduction from, income for any Tax period ending after the Closing Date as a result of a change in accounting method made in any Pre-Closing Tax Period with respect to any such Pre-Closing Tax Period. Except as set forth in Schedule 4.9(e) of the Disclosure Schedules, the Company will not be required to include in any Tax period or portion thereof after the Closing Date any item of income that accrued in a Pre-Closing Tax Period but was not recognized in any Pre-Closing Tax Period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, a change in method of accounting for a taxable period ending on or before the Closing Date, use of any improper method of accounting for a taxable period ending on or before the Closing Date, an election under Section 108(i) of the Code, or a “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law) executed on or before the Closing Date.

(f)            The Company has not consummated or participated in, or is currently participating in, any transaction which was or is a “Tax shelter,” “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder, including, but not limited to, transactions identified by the IRS by notice, regulation or other form of published guidance as set forth in Treasury Regulation § 1.6011-4(b)(2).

(g)           Schedule 4.9(g) of the Disclosure Schedules lists all material Tax holidays, abatements, exemptions, incentives and similar grants made or awarded to the Company by any Tax authority or other Governmental Authority, and the Company has complied, in all material respects, with all terms and conditions related thereto, does not have any outstanding Tax liabilities thereunder and will not incur any liabilities thereunder as a result of the transactions contemplated by this Agreement.

(h)            The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract.

(i)            The Company does not have, nor has it ever had, a permanent establishment in any country outside the United States, nor has any of them been subject to Tax in a jurisdiction outside the United States. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. The Company has not transferred an intangible, the transfer of which would be subject to the rules of Section 367(d) of the Code.

4.10.        Real Property.

(a)            The Company does not currently own any fee or other ownership interest in any Real Property. Schedule 4.10(a) of the Disclosure Schedules lists the street address of each parcel of Real Property leased by the Company (the “Leased Real Property”), and a list, as of the Effective Date, of all leases for each parcel of Leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder. The Company has made available to Buyer true, accurate and complete copies of all Leases, any reciprocal easement agreements, declarations of restrictive covenants, utility contracts, roof warranties, shopping center association or co-op agreements and all other agreements that could impose material obligations on the tenant under any Lease (including all amendments, extensions and renewals with respect thereto).

(b)            Except as set forth on Schedule 4.10(b) of the Disclosure Schedules and landlord rights to entry under the Leases, (i) the Company has peaceful and undisturbed possession of any Real Property it leases, (ii) the Company has not assigned (collaterally or otherwise) or granted any other security interest in the Leases or any interest therein, and there are no liens on the estate or interest created by the Leases, other than Permitted Encumbrances, (iii) to the Knowledge of the Company, none of the Real Property is subject to any commitment for sale, and the Company has not made any commitment for use of the Real Property by any Person other than the Company, (iv) none of the Real Property is subject to any Encumbrance which in any material respect interferes with or impairs the value, transferability or present and continued use thereof in the usual and normal conduct of the Business, (v) the use of the Real Property by the Company is in compliance with all applicable zoning, subdivision and other applicable land use ordinances, and all existing covenants, conditions, restrictions and easements, and the current use of the Real Property does not constitute a non-conforming use under the applicable zoning ordinances, and (vi) no material default or breach exists with respect to, and the Company has not received any written notice of any material default or breach under, any agreement or Encumbrance affecting any of the Real Property. The Company has no Knowledge of any condemnation or eminent domain proceedings pending, contemplated or threatened, against the Real Property or any part thereof. The Company has no Knowledge of any existing or threatened, general or special assessments affecting the Real Property or any portion thereof. The Company has not received written notice of, nor does the Company have Knowledge of, any pending or threatened action, suit, claim, investigation or other legal proceeding (including, without limitation, condemnation or eminent domain proceeding) before any Governmental Authority which relates to the ownership, maintenance, use or operation of the Real Property, nor does the Company have Knowledge of any type of existing or intended use of any real property adjacent to the Real Property which might materially adversely affect the use of the Real Property. To the Knowledge of the Company, except as set forth on Schedule 4.10(b) of the Disclosure Schedules, none of the Real Property is located within any area determined to be flood prone under the Federal Flood Protection Act of 1973, or any comparable state or local Law. The Company has not received any written notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof which would materially and adversely affect the insurability of the Real Property or the premiums for the insurance thereof, and no written notice has been given to the Company by any insurance company which has issued a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work which has not been complied with. To the Knowledge of the Company, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by Law or for the current use and operation of the Real Property are installed to the improvements situated on the Real Property, are connected pursuant to valid Permits, enter the Real Property through adjoining public streets or rights of way and are otherwise adequate for the present operation of the Business by the Company and in compliance in all material respects with all Law applicable thereto. Except as set forth on Schedule 4.10(b) of the Disclosure Schedules, access to and from the Real Property is via public streets, which streets are sufficient for the present operation of the Business by the Company. To the Knowledge of the Company, the buildings and improvements on the Real Property (including the heating, air conditioning, mechanical, electrical and other systems used in connection therewith) are in a reasonable state of repair, have been maintained and are free from infestation by termites, other wood destroying insects, vermin and other pests. There are no repairs or replacements for any parcel of Real Property exceeding $25,000 for any single repair or replacement which are currently contemplated by the Company, or which, to the Knowledge of the Company, should be made in order to maintain said buildings and improvements in a reasonable state of repair.

(c)           With respect to [***], the entire balance of the security deposit as set forth in the [***]is in the possession of Landlord or its Affiliates and has not been drawn upon by Landlord or its Affiliates for any reason.

4.11.        Tangible Personal Property.

(a)           Schedule 4.11(a) of the Disclosure Schedules sets forth (i) a list of each item of Owned Tangible Personal Property having a book value of more than $5,000, and (ii) a list of each item of Tangible Personal Property leased by the Company, in each case, exclusive of the motor vehicles separately scheduled in subparagraph (c) below. Except as set forth on Schedule 4.11(a) of the Disclosure Schedules, the Owned Tangible Personal Property is free and clear of any Encumbrances (other than Permitted Encumbrances). Except as set forth on Schedule 4.11(a) of the Disclosure Schedules, all of the Tangible Personal Property is primarily located at the Real Property.

(b)           Except as set forth on Schedule 4.11(b) of the Disclosure Schedules, the Tangible Personal Property is, taken as a whole, in reasonable working order and adequate for its designed use, subject to ordinary wear and tear and normal repairs and replacements.

(c)           Schedule 4.11(c) of the Disclosure Schedules sets forth a list of all motor vehicles owned or leased by the Company as of the date hereof, including the name of the Person that owns any such leased vehicle, the model year and the corresponding serial or identification number, if any.

4.12.        Intellectual Property.

(a)           Schedule 4.12(a) of the Disclosure Schedules sets forth a list of: (i) all patents, patent applications, trademark applications and trademark registrations owned by the Company; (ii) all patents, patent applications, trademark applications and trademark registrations licensed to the Company by a third party; and (iii) all licenses pursuant to which any material Intellectual Property of the Company is licensed or sublicensed to or from any Person (other than commercially available third party shrink-wrap or click-through end-user license agreements). The Company has not received written notice from any third party regarding any assertion or claim challenging the validity of any Intellectual Property used in the Business; and the Company has not received written notice from any third party regarding any actual or potential infringement by the Company of any Intellectual Property of any third party.

(b)            (i) There is no Intellectual Property necessary to, or used in, the Business other than the Intellectual Property owned by or licensed to the Company, (ii) except as set forth on Schedule 4.12(b) of the Disclosure Schedules, each item of Intellectual Property owned or used by the Company immediately prior to the Closing Date will be owned or available for use by the Company on substantially similar terms and conditions immediately subsequent to the Closing Date, and (iii) the Company has taken reasonable commercial actions to maintain and protect each item of Intellectual Property.

4.13.        Compliance with Laws and Permits.

(a)            Except as set forth on Schedule 4.13(a) of the Disclosure Schedules, Seller and the Company have complied with and are currently in compliance with all applicable Laws and Permits, except the Federal Cannabis Laws. The Company has at all times, and currently is, conducting the Business in compliance with all applicable Laws and Permits, except the Federal Cannabis Laws.

(b)            The Company has used best efforts to ensure that the Company does not: (i) distribute marijuana to minors; (ii) direct revenue from the sale of marijuana to criminal enterprises, gangs, and cartels, or otherwise have any involvement with such groups; (iii) divert marijuana from states where it is legal under state Law in some form to other states; (iv) use state-authorized marijuana activity as a cover or pretext for the trafficking of other illegal drugs or other illegal activity; (v) use violence or firearms in the cultivation and distribution of marijuana; (vi) contribute to drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use; (vii) grow or possess marijuana on public lands; or (viii) promote marijuana possession or use on federal property.

(c)            The Company operates the Business only in the Commonwealth of Pennsylvania. The Company is in compliance in all material respects with all applicable state and local Laws and regulatory systems controlling the cultivation, harvesting, production, handling, storage, distribution, sale, and possession of cannabis. The Company does not import or export cannabis products from or to any other state or foreign country.

(d)            Except as set forth on Schedule 4.13(d) of the Disclosure Schedules, the Company has never received any written notice from any Governmental Authority to the effect that, or has otherwise been advised that, the Company is not in compliance in all material respects with any applicable Law, and to the Knowledge of the Company there are no presently existing facts, circumstances or events which, with notice or lapse of time, would result in a material violation of any applicable Law or Permit.

(e)            Schedule 4.13(e) of the Disclosure Schedules identifies all material Permits issued to the Company and currently in effect. Except as set forth on Schedule 4.13(e) of the Disclosure Schedules, the Permits held by the Company constitute all permits, consents, licenses, franchises, authorizations and approvals of the Company used in the operation of and necessary to conduct the Business as currently conducted. All of the Permits held by the Company are valid and in full force and effect, no violations have been experienced, noted or recorded and no Claim is pending or, to the Knowledge of the Company, threatened to revoke or limit any of the Permits held by the Company.

(f)            The Company (i) holds a valid Medical Marijuana Grower/Processor Permit (GP-2018-17) issued by the DOH as of the Effective Date (the “GP Permit”), (ii) will continue to hold the GP Permit through the Closing Date, (iii) has not received notice of any violation from the DOH, nor, to the Company’s Knowledge, does it have any reason to believe any violations have occurred, relating to the GP Permit or the Company’s activities thereunder, and (iv) is in compliance with all terms and conditions of the GP Permit, including any plan of correction approved by a Governmental Authority (including, without limitation, the DOH). No Claim is pending or, to the Knowledge of the Company, threatened to revoke or limit the GP Permit held by the Company.

(g)            The Company has duly and timely filed and complied in all material respects with all applicable Laws relating to reports, certifications, declarations, principal, employee, operator, owner and/or financial backer (as those terms are defined in and by the Pennsylvania Cannabis Laws) disclosures, statements, information or other filings submitted or to be submitted to any Governmental Authority, except to the extent the failure to file or timely file would not have a Material Adverse Effect, and all such submissions or filings were true and complete when submitted or filed and, to the extent required by an applicable Laws, have been updated properly and completely in all material respects.

(h)            Neither Seller, the Company, any of their predecessors, successors or Affiliates, any of their respective Representatives or any other Person acting or purporting to act on behalf of any of the foregoing has directly or indirectly: (i) given or agreed to give any bribe, kickback, political contribution or other illegal payment from corporate funds, (ii) used any of its funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (iii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from its funds; (iv) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; (v) established or maintained any unrecorded fund or asset, (vi) concealed or mischaracterized an illegal or unauthorized payment or receipt, (vii) knowingly made a false entry in the business records or (viii) committed or participated in any act which is illegal or, to the Knowledge of the Company, would reasonably be expected to subject the Company to material fines, penalties or sanctions.

4.14.        Litigation. Except as set forth on Schedule 4.14 of the Disclosure Schedules, there is no Claim pending or, to the Knowledge of the Company, currently threatened which is, (a) a Claim involving the Company, any of its Representatives, or the properties, assets or business of any of the foregoing, (b) a Claim involving Seller or its Affiliates (other than the Company) that could reasonably be expected to have a Material Adverse Effect on Seller’s ability to consummate the Transaction, or (c) a Claim arising from, relating to, or in connection with, the Business.

4.15.        Labor Matters.

(a)           Schedule 4.15(a) of the Disclosure Schedules identifies, for each current employee of the Company (including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized), his or her name, position or job title, hire date, and current base compensation. Except as set forth on Schedule 4.15(a) of the Disclosure Schedules: (i) the Company has no obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group, excepting the collective bargaining agreement described in Schedule 4.15(d), (ii) the Company is not currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against the Company pending or, to the Knowledge of the Company, threatened before any Governmental Authority, (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the Knowledge of the Company, threatened against the Company and no material grievance is currently being asserted by any employee of the Company, (iv) the Company has not experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three (3) years immediately preceding the Effective Date and (v) there is no organizational campaign being conducted or, to the Knowledge of the Company, contemplated and there is no pending or, to the Knowledge of the Company, threatened petition before any Governmental Authority or other dispute as to the representation of any employees of the Company.

(b)            Except as set forth on Schedule 4.15(b) of the Disclosure Schedules, during the ninety (90) days preceding the Effective Date the Company has not terminated the employment of any employee.

(c)            As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(d)           Schedule 4.15(d) of the Disclosure Schedules contains a true, correct, and complete list of each collective bargaining agreement or other Contract with a union, association, works council or labor organization to which the Company is a party. There have not been since [***] and there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company. There is no unfair labor practice, charge or complaint pending, unresolved or, to Company’s Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exist that may provide the basis of any contractual labor dispute.

(e)            Schedule 4.15(e) of the Disclosure Schedules identifies all independent contractors of the Company as of the date hereof and the name, hire date, base compensation, bonuses and other benefits of each such independent contractor. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Claims against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(f)            Except as set forth on Schedule 4.15(f) of the Disclosure Schedules the Company has complied in all material respects with each, and is not in violation of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. The Company has filed and/or posted all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(g)            The Company has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(h)            The Company is not a party to any Contract which restricts the Company from relocating, closing or terminating any of its operations or facilities or any portion thereof. The Company has not since January 1, 2019 effectuated a “plant closing” (as defined in the WARN Act) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of the Company, except in accordance with the WARN Act. The consummation of the transaction hereunder will not create liability for any act by Sellers or the Company on or prior to the Closing under the WARN Act or any other Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.

(i)            The Company has complied and is in compliance in all material respects, with the requirements of the Immigration Reform and Control Act of 1986. Except as set forth on Schedule 4.15(i) of the Disclosure Schedules, all employees of the Company who are performing services for the Company in the United States are legally able to work in the United States and will be able to continue to work in the United States following the consummation of the Transaction.

4.16.        Employee Benefit Plans.

(a)           Schedule 4.16(a) of the Disclosure Schedules sets forth a list identifying each Employee Pension Benefit Plan including Multiemployer Plans that the Company has sponsored, or to which the Company has contributed or undertaken the obligation to contribute (the “Pension Plans”). Except as set forth on Schedule 4.16(a) of the Disclosure Schedules, neither the Company nor any of its respective ERISA Affiliates has sponsored or contributed to or been required to contribute to the Pension Plans.

(b)           Schedule 4.16(b) of the Disclosure Schedules sets forth a list identifying each Employee Welfare Benefit Plan including Multiemployer Plans relating to employee health and welfare benefits that the Company has sponsored, or to which the Company has contributed or undertaken the obligation to contribute (the “Welfare Plans”).

(c)            With respect to each Employee Benefit Plan, the Company has delivered or has made available to Buyer complete copies, if applicable, of (i) all plan documents (or, if not written, a summary of material plan terms), including, trust agreement, insurance contracts or other funding vehicles and all amendments thereto, and (ii) all summaries and summary plan descriptions, including any summary of material modifications.

(d)            There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Employee Benefit Plan that would increase materially the expense of maintaining such Employee Benefit Plan above the level of expense incurred in respect of such Employee Benefit Plan for the most recent plan year with respect to Employee Benefit Plans, excepting only rate increases that were effective on April 1, 2020, as set forth on Schedule 4.16(d) of the Disclosure Schedules.

(e)            Each Employee Benefit Plan has been maintained in material compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, which are applicable to such Employee Benefit Plan.

(f)            With respect to each Employee Benefit Plan, there are no pending or, to the Knowledge of the Company, threatened (i) Claims by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (ii) Claims by any Governmental Authority.

(g)            No Welfare Plan provides benefits, including, without limitation, any severance or other post-employment benefit, salary continuation, termination, death, disability, or health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of the Company beyond their retirement or other termination of service other than (i) coverage mandated by applicable Law, (ii) disability insurance benefits payable in connection with an appropriate claim, and (iii) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

(h)            The Company has complied with, and satisfied, the requirements of COBRA with respect to each Welfare Plan that is subject to the requirements of COBRA. Each Welfare Plan which is a group health plan, within the meaning of Section 9832(a) of the Code, has complied with and satisfied the applicable requirements of Sections 9801 and 9802 of the Code.

(i)            Schedule 4.16(i) of the Disclosure Schedules contains a list identifying each employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, deferred compensation, bonuses, profit-sharing, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement compensation or benefit which (i) is not an Welfare Plan or a Pension Plan and (ii) has been entered into or maintained, as the case may be, by the Company and any employee or former employee of the Company. Such contracts, plans and arrangements are referred to collectively as the “Benefit Arrangements.” True and complete copies or descriptions of the Benefit Arrangements have been made available to Buyer. Each Benefit Arrangement has been maintained in material compliance with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

(j)            No payment or benefit provided pursuant to any agreement, between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder), will or may provide for the deferral of compensation subject to Section 409A of the Code that is not in compliance with Section 409A of the Code.  Each stock option and stock appreciation right, if any, was granted with an exercise price that was not less than the fair market value of the underlying common stock on the date the option or right was granted based upon a reasonable valuation method.  The execution and delivery of this Agreement and the consummation of the Transaction will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any agreement that will or may result in any payment of deferred compensation which will not be in compliance with Section 409A of the Code if timely paid in accordance with the terms of the agreement.

(k)            There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or in aggregate, could give rise to the payment by the Company, directly or indirectly, of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(l)              The Company is not a party to, or otherwise obligated under, any Employee Benefit Plan or other agreement, that provides for a gross-up, make-whole or other additional payment with respect to any Taxes, including those imposed by Sections 409A and 4999 of the Code.

(m)           [Reserved]

(n)            The Company and each applicable Employee Benefit Plan and Benefit Arrangement are in compliance in all material respects with the Patient Protection and Affordable Care Act, including compliance with all filing and reporting requirements, all waiting periods and the offering of affordable health insurance coverage compliant with the Patient Protection and Affordable Care Act to all employees and consultants who meet the definition of a full time employee under the Patient Protection and Affordable Care Act. No excise tax or penalty under the Patient Protection and Affordable Care Act is outstanding, has accrued, or will become due with respect to any period prior to the Closing.

(o)            Except as set forth on Schedule 4.16(o) of the Disclosure Schedules, neither Buyer nor any of its Affiliates (including the Company upon consummation of this Transaction) will have any Liability for any Employment Benefit Plan or Benefit Arrangement after Closing.

4.17.         Transactions with Certain Persons. Except as set forth on Schedule 4.17 of the Disclosure Schedules, the Company is not a party to any Related Party Agreements. Except as set forth on Schedule 4.17 of the Disclosure Schedules, neither Seller, its Affiliates (not including the Company), nor Seller’s, its Affiliates’ or the Company’s respective Representatives own any asset, tangible or intangible, that is used in the Business.

4.18.         Insurance. Schedule 4.18 of the Disclosure Schedules contains a complete and accurate list of all current policies or binders of Insurance (showing as to each policy or binder the carrier, policy number and a general description of the type of coverage provided) maintained by the Company and relating to the Business and/or its properties, assets, operations and personnel. Except as set forth on Schedule 4.18 of the Disclosure Schedules, all of the Insurance is “occurrence” based insurance. Subject to the Enforceability Limitations, the Insurance is in full force and effect and sufficient for compliance in all material respects with all requirements of applicable Law and of all contracts to which the Company is a party. The Company is not in material default under any of the Insurance, and the Company has not failed to give any notice or to present any claim under any of the Insurance in a timely manner. No notice of cancellation, termination, reduction in coverage or material increase in premium (other than reductions in coverage or increases in premiums in the Ordinary Course of Business) has been received with respect to any of the Insurance, and all premiums with respect to any of the Insurance have been paid. Except as disclosed on Schedule 4.18 of the Disclosure Schedules, the Company has not experienced claims in excess of current coverage of the Insurance. Except as disclosed on Schedule 4.18 of the Disclosure Schedules, there will be no material retrospective insurance premiums or charges or any other similar adjustment on or with respect to any of the Insurance for any period or occurrence through the Closing Date.

4.19.         Inventory; No Product Recalls. Except as set forth on Schedule 4.19 of the Disclosure Schedules, (i) all of the Inventory is owned by the Company, as applicable, free and clear of any Encumbrances (other than Permitted Encumbrances) and is located at the Real Property, (ii) no material amount of the Inventory is on consignment, (iii) the Inventory as reflected in the Financial Statements has been valued in a manner consistent with past practices and procedures and in accordance with GAAP, and (iv) all Finished Goods Inventory used to calculate the Estimated Closing Net Working Capital of the Company shall be of material similar quality to the Finished Goods Inventory sold by the Company prior to the Closing Date in the Ordinary Course of Business. The levels of the Inventories are consistent in all material respects with the level of Inventories that have been maintained by the Company before the Effective Date in the Ordinary Course of Business and consistent with past practices in light of seasonal adjustments, market fluctuations and the requirements of customers of the Business. All Inventory produced by the Company or its respective Affiliates was cultivated, harvested, produced, tested, handled and delivered in accordance with all applicable Law (except for the Federal Cannabis Laws). The Company has not used any substance, including but not limited to pesticides, prohibited by Laws applicable in the states and localities in which the operates in any prohibited amount at any stage of the cultivation, harvesting, handling, storage or delivery of Inventory. The Company has performed (or caused to be performed by third parties) all tests and obtained all test certificates and certificates of ingredients required by applicable Law or industry practice, including but not limited to tests for microbials, contaminants, residuals, and pesticides. All Inventory sold by the Company has been produced, packaged and labelled in accordance with all applicable Laws in all respects and are fit for human consumption, not adulterated or misbranded and free of any defects. Except as set forth on Schedule 4.19 of the Disclosure Schedules, the Company has not sold, transferred or assigned any Other Inventory to any Person or removed any Other Inventory from the [***]prior to the Effective Date. No recalls or withdrawals of products distributed or sold by the Company have been required or suggested by Governmental Authority and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in any such recall or withdrawal.

4.20.         Accounts Receivable. All of the Accounts Receivable of the Company are bona fide receivables, are reflected on the books and records of the Company and arose in the Ordinary Course of Business. Except as set forth on Schedule 4.20 of the Disclosure Schedules, except to the extent reserved against the Accounts Receivables on the Financial Statements or except pursuant to the terms of any applicable Material Contract, the Accounts Receivable are free and clear of Encumbrances (other than Permitted Encumbrances), there is no right of offset against any of the Accounts Receivable, and no agreement for deduction or discount has been made with respect to any of the Accounts Receivable other than in the Ordinary Course of Business and as to ordinary trade discounts.

4.21.         Material Contracts. Schedule 4.21 contains a true and correct list of the Material Contracts. True and correct copies of the Material Contracts, including all amendments applicable thereto, have been made available to Buyer. Each of the Material Contracts is enforceable against the Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, in each case except as such enforcement may be limited by Enforceability Limitations. Neither the Company nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default thereunder or in material breach thereof, and the Company has not, during the past twelve (12) months prior to the date hereof, obtained or granted any material waiver of or under any provision of any Material Contract except for routine waivers granted or sought in the Ordinary Course of Business. To the Knowledge of the Company, there exists no event, occurrence, condition or act which constitutes or, with the giving of notice, the lapse of time or the happening of any future event or condition, would reasonably be expected to become a material default by the Company or, to the Knowledge of the Company, any other party under any Material Contracts. To the Knowledge of the Company, there is not any default threatened in writing under any Material Contracts. To the extent any Material Contract constitutes an Application, such Material Contract has been disclosed to Buyer in its entirety and in “as submitted” form (inclusive of all final drafts submitted and any drafts, preliminary or non-final submissions), with personally identifiable information redacted.

4.22.         Suppliers. Schedule 4.22 of the Disclosure Schedules contain a list of the ten (10) largest suppliers of the Business for the fiscal year ending December 31, 2019. Except as set forth on Schedule 4.22 of the Disclosure Schedules, none of the suppliers set forth on Schedule 4.22 of the Disclosure Schedules has informed the Company that it intends to terminate its relationship with the Company, and the Company has no Knowledge that any such supplier intends to terminate such relationship or of any material problem or dispute with any such supplier.

4.23.         Bank Accounts; Powers of Attorney. Schedule 4.23 of the Disclosure Schedules contains a true, complete and correct list of all bank accounts and safe deposit boxes maintained by the Company and all Persons entitled to draw thereon, to withdraw therefrom or with access thereto, a description of all lock box arrangements for the Company and a description of all powers of attorney granted by the Company.

4.24.         Environmental Matters.

(a)            The Company has complied with, and is currently in compliance with, all Environmental Laws. The Company has not received, orally or in writing, any actual or threatened order, notice, report or other communication or information of any actual or potential violation or failure by the Company to comply with any Environmental Law.

(b)            Neither the Company nor Seller has received any notice, written or oral, that there are any pending or, threatened claims or Encumbrances resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any Real Property (including, without Limitation, [***]) or any other properties or assets (whether real, personal, or mixed) owned or operated by the Company.

(c)            The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility which is or has been contaminated by any Hazardous Materials, so as to give rise to any current or future Liability pursuant to any Environmental Law.

(d)            The Company has not assumed, undertaken, or otherwise become subject to, or provided any indemnity with respect to, any Liability pursuant to any Environmental Law of any other Person.

(e)            Other than in compliance with all applicable Laws, the Company has not manufactured, sold, marketed, installed or distributed products or items containing asbestos or silica or other Hazardous Materials and does not have any Liability with respect to the presence or alleged presence of Hazardous Materials in any product or item or at or upon any property or facility.

(f)             Schedule 4.24(f) of the Disclosure Schedules contains true and correct list of all environmental audits, reports, assessments and other documents in the possession of Seller or the Company, or under their reasonable control, that materially bear on environmental, health or safety liabilities relating to the past or current operations, facilities or properties of the Business, true and complete copies of which have been made available to Seller.

4.25.         Privacy. The Company has complied in all material respects with all applicable contractual requirements and all applicable Law pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against the Company. To the Knowledge of the Company, there has been no: (a) material unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company, or (b) material breach of the security procedures of the Company wherein Confidential Information of the Company has been disclosed to a third party.

4.26.         Absence of Certain Changes. Except as set forth on Schedule 4.26 of the Disclosure Schedules or contemplated by this Agreement, since December 31, 2019:

(a)            the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)            the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 or outside the Ordinary Course of Business, excepting only contracts directly related to the Phase 3 Construction;

(c)            no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Company is a party or by which the Company is bound;

(d)            no Encumbrances have been imposed upon any of the Company’s assets, tangible or intangible, excepting only statutory, inchoate mechanics’ liens related to the Phase 3 Construction;

(e)            the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business, excepting only capital expenditures (or series of related capital expenditures) directly attributable to the Phase 3 Construction;

(f)             the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

(g)            the Company has not incurred, created, assumed, refinanced, replaced or prepaid any Indebtedness for borrowed money or issued or amended the terms of any debt securities issued by the Company, or assumed, guaranteed or endorsed, or otherwise become responsible for the Indebtedness of any other Person;

(h)            the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(i)             the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

(j)             the Company has not transferred, assigned, or granted any license, sublicense, agreement, covenant not to sue, or permission with respect to any Company Intellectual Property;

(k)            the Company has not abandoned, permitted to lapse or failed to maintain in full force and effect any registration of any Company Intellectual Property, or failed to take or maintain reasonable measures to protect the confidentiality or value of any trade secrets included in the Company Intellectual Property;

(l)             there has been no change made or authorized in the organizational documents of the Company;

(m)           the Company has not issued, sold, or otherwise disposed of any Company Interests or other Company equity or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any Company Interests or other Company equity;

(n)            the Company has not declared, set aside, or paid any dividend or made any distribution with respect to any Company Interests or other Company equity (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any Company Interests or other Company equity;

(o)            the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its Real Property, Tangible Personal Property or other property or assets of any kind or nature;

(p)            the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, or employees, excepting only employer-employee relationships;

(q)            the Company has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing employment contract or collective bargaining agreement, or become bound by any collective bargaining relationship;

(r)            [Reserved]

(s)            the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan), other than placement and/or renewal of those plans, contracts and commitments set forth in Schedule 4.16(i) ;

(t)             the Company has not made any other change in employment terms for any of its directors or officers, and is not currently in default under any collective bargaining agreement applicable to it;

(u)            the Company has not hired or fired any employees.

(v)            the Company has not implemented any employee layoffs or plant closing implicating or that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance (collectively the “WARN Act”);

(w)           the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(x)            the Company has not discharged a material Liability or Encumbrance outside the Ordinary Course of Business;

(y)            the Company has not disclosed any Confidential Information without a non-disclosure agreement in place;

(z)            the Company has not formed any new funds, partnerships or joint ventures;

(aa)          the company has not taken any action that would reasonably be expected to prevent or materially delay the consummation of the Transaction;

(bb)          to Seller’s Knowledge, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company;

(cc)          to Seller’s Knowledge, there has not been any Material Adverse Change with respect to the Company, the Business or Seller’s ability to consummate the Transaction; and

(dd)         the Company has not committed to any of the foregoing.

4.27.         No Brokers.

(a)            Except as set forth on Schedule 4.27(a) of the Disclosure Schedule, Seller has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Transaction.

(b)            Except as set forth on Schedule 4.27(b) of the Disclosure Schedule, the Company has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Transaction.

4.28.         Subsidiaries. The Company has no subsidiaries.

4.29.         Product Warranty. Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments, applicable Law (except the Federal Cannabis Laws) and all express and implied warranties, and the Company has no Liability (and, to the Knowledge of the Company, there is no basis for any present or future Claim giving rise to any Liability) for damages in connection therewith, and there has not been, nor is there under consideration or investigation by the Company, any product recall or post-sale warning conducted by or on behalf of the Company concerning any product manufactured, produced, distributed or sold by or on behalf of the Company. No product manufactured, sold, or delivered by the Company is subject to any guaranty, warranty (excepting only warranties implied by law), or other indemnity.

4.30.         Product Liability. The Company has no Liability (and, to the Knowledge of the Company, there is no basis for any present or future Claim against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by the Company.

4.31.         Disclosure. The representations and warranties contained in this Article 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 4 not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER and JUSHI

Buyer and Jushi jointly and severally represent and warrant to Seller that the statements contained in this Article 5 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Article 5).

5.1.           Organization and Good Standing. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer has full corporate power and authority to conduct its business as presently being conducted and to own and lease its properties and assets (except under Federal Cannabis Laws). Jushi is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Jushi has full corporate power and authority to conduct its business as presently being conducted and to own and lease its properties and assets (except under Federal Cannabis Laws).

5.2.           Authority; Authorization; Binding Effect. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and to perform its obligations under this Agreement (except under Federal Cannabis Laws). This Agreement has been duly executed and delivered by Buyer and constitutes a legal (except under Federal Cannabis Laws), valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by Enforceability Limitations. Jushi has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and to perform its obligations under this Agreement (except under Federal Cannabis Laws). This Agreement has been duly executed and delivered by Jushi and constitutes a legal (except under Federal Cannabis Laws), valid and binding obligation of Jushi, enforceable against Jushi in accordance with its terms, except as such enforcement may be limited by Enforceability Limitations.

5.3.           No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the Transaction and the performance by Buyer or Jushi of their respective obligations under this Agreement, do not and will not result in or constitute (a) a violation of or a conflict with any provision of the certificate of incorporation or formation, or by-laws or limited liability company agreement of Buyer or Jushi, as applicable (b) a breach of, a loss of rights under, or constitute an event, occurrence, condition or act which is or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer or Jushi is a party, or (c) a violation by Buyer or Jushi of any applicable Law (except for Federal Cannabis Laws).

5.4.           Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any third party is required to be made or obtained by Buyer or Jushi in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction.

5.5.           No Brokers. Neither Buyer nor Jushi has entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Transaction.

ARTICLE 6
PRE-CLOSING COVENANTS

6.1.           Commercially Reasonable Efforts. During the period beginning on the Effective Date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date:

(a)            Each Party will cooperate with the other Parties and (i) promptly take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement, the ancillary documents referenced in this Agreement and applicable Law to consummate and make effective the Transaction, including preparing and filing all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) use commercially reasonable efforts to obtain all approvals, consents, registrations, Permits, authorizations and other confirmations required to be obtained from any third party and/or Governmental Authority necessary, proper or advisable to consummate the Transaction and (iii) execute and deliver such documents, certificates and other papers as a Party may reasonably request to evidence another Party’s satisfaction of its obligations hereunder. Subject to applicable Law relating to the exchange of information and in addition to Section 6.1(b), the Parties will have the right to review in advance, and, to the extent practicable, each will consult the others on, any information relating to the Company, Seller and their Affiliates or Buyer and its Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transaction.

(b)            Without limiting the forgoing, the Parties will: (i) cooperate with one another to determine whether any filings are required to be or should be made or consents, approvals, Permits or authorizations are required to be or should be obtained under any applicable Law and (ii) in making any such filings, promptly furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations or approvals.

(c)            Without limiting Section 6.1(a), each Party will, at its sole cost and expense, use its best efforts to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the Closing of the Transaction, including defending through litigation or arbitration on the merits any claim asserted in any court by any Person.

(d)            Each Party will keep the other Parties reasonably apprised of the status of matters relating to the completion of the Transaction and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, Seller (on behalf of itself and the Company) and Buyer shall, without limitation: (i) promptly notify the other Party of, and if in writing, furnish the other Party with copies of (or, in the case of material oral communications, advise the other Party orally of) any communications from or with any Governmental Authority with respect to the Transaction, (ii) permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority, (iii) not participate in any meeting with any such Governmental Authority unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the others the opportunity to attend and participate thereat, (iv) furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to this Agreement, any ancillary documents and the Transaction, and (v) furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Notwithstanding the foregoing, Buyer and Seller may, on behalf of itself and/or any of its Affiliates (including, in the case of Seller, the Company) designate any non-public information provided to any Governmental Authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without the prior written approval of the Party providing the non-public information.

(e)            Except as specifically set forth in this Agreement, including without limitation Section 6.13 hereof, the Company will be responsible for all filings with any Governmental Authority relating to this Agreement and/or the Transaction contemplated hereby.

6.2.           Operation of Business. Except as set forth on Schedule 6.2 of the Disclosure Schedules, from the Effective Date until the earlier to occur of the termination of this Agreement and the Closing Date, Seller will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned. Without limiting the generality of the foregoing, subject to applicable Law, except as set forth on Schedule 6.2 of the Disclosure Schedules, Seller will not cause or permit the Company to: (i) declare, set aside, or pay any dividend or make any distribution with respect to any Company Interests or other Company equity or redeem, purchase, or otherwise acquire any Company Interests or other Company equity, (ii) hire any new employees, (iii) make any capital expenditure (or series of related capital expenditures) involving more than $25,000; (iv) sell, assign or transfer any Other Inventory to any Person, or remove any Other Inventory from the [***] (and shall cause the Company to continue to product and manufacture Other Inventory in the Ordinary Course of Business, subject to the continued availability of plant material and other inputs on commercially reasonable terms); (v) amend any Lease (including, without limitation, the [***]); (vi) increase the base compensation, pay or increase any bonus or promote any director, officer or employee, except as required in any collective bargaining agreement to which the Company is a party, or (vii) engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.26 (other than (w) filling any preexisting employee position that is vacated prior to the Closing Date (provided the base compensation and bonus offered to any new employee shall not exceed [***] of the base compensation and bonus offered to the prior employee), (x) hiring new employees as disclosed to Buyer in writing prior to the Effective Date (at a base compensation and bonus within [***] of the base compensation and bonus disclosed to Buyer), (y) transferring cash to or from the Company to Seller or its Affiliate if and to the extent reasonably anticipated to be needed to meet the Target Net Working Capital amount, and (z) in the Ordinary Course of Business), in each case without the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Parties acknowledge and agree that nothing contained in this Agreement shall give Buyer or any of its Affiliates, directly or indirectly, the right to control or direct the operations of Seller, the Company or any of their Affiliates prior to Closing. Prior to Closing, Seller, the Company and their Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

6.3.           Preservation of Business. From the Effective Date until the earlier to occur of the termination of this Agreement and the Closing Date, Seller will use commercially reasonable efforts to cause the Company to keep the Company’s Business and properties substantially intact in the Ordinary Course of Business, including the Company’s operations, physical facilities (subject to ordinary wear and tear), working conditions, Insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

6.4.           Publicity. Seller and Buyer will: (a) develop a joint communication plan with respect to this Agreement and the Transaction, (b) ensure that all press releases and other public statements with respect to this Agreement and the Transaction will be consistent with such joint communication plan, and (c) consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to this Agreement or the Transaction, provide to the other Party for review a copy of any such press release or statement, and not issue any such press release or make any such public statement without the other Party’s consent, unless the Party making issuing such release or making such public statement determines in good faith in consultation with such Party’s legal counsel that such disclosure is required or advisable under applicable Law, or pursuant to the rules and regulations of any applicable securities exchange. For the avoidance of doubt, this Section 6.4 will not restrict communications by any Party or its Affiliates that do not relate to the Transaction, nor will it restrict any Party from making any public statement or press release regarding the other Party that is materially consistent with prior disclosures made pursuant to this Section 6.4 following a period of sixty (60) days after the Closing Date.

6.5.           Access. During the period from the Effective Date and until the earlier of the termination of this Agreement or the Closing Date, Seller shall permit, and shall cause the Company to permit, representatives of Buyer (including legal counsel and accountants) to have, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Company, to the premises, personnel, books, records (including Tax records, Material Contracts, and documents of or pertaining to the Company). Notwithstanding anything to the contrary in this Section 6.5, Seller and/or the Company will not be required to provide information that: (a) Seller or the Company is required by applicable Law to keep confidential, or (b) constitutes information protected by the attorney/client and/or attorney work product privilege. Buyer will comply with, and will cause its Affiliates and their respective Representatives to comply with, all of the confidentiality obligations of JMGT, LLC (“JMGT”), a Florida limited liability company and Affiliate of Buyer, under that certain mutual nondisclosure and proprietary information agreement previously signed by Seller and JMGT in connection with the Transaction on April 4, 2020 (the “NDA”), with respect to the information disclosed pursuant to this Section 6.5. The confidentiality obligations set forth in the NDA will remain in full force and effect and survive any termination of this Agreement in accordance with the terms thereof, provided that, notwithstanding anything contained herein or in the NDA to the contrary, any obligations or restrictions imposed upon Buyer or its Affiliates under the NDA or this Agreement relating solely to Company Confidential Information will be null and void as of the Closing Date.

6.6.           Notification of Certain Matters. Each Party will give prompt written notice to the other Parties of: (a) any act, omission or other development constituting a material breach of any of the representations or warranties of such Party set forth herein, and (b) any material failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party as set forth herein. No disclosure by Seller or the Company pursuant to this Section 6.6 shall be deemed to, and shall not, amend or supplement the Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

6.7.           No Solicitation.

(a)            During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller will not, nor will Seller authorize or permit the Company to, nor will Seller or the Company permit any of their respective Representatives to: (i) directly or indirectly solicit, initiate or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement (including, without limitation, a confidentiality agreement) with respect to, or consummate, any Acquisition Proposal, or (iii) directly or indirectly participate in any substantive discussions or negotiations regarding, furnish to any Person any Confidential Information with respect to, or take any other action to facilitate the making of, an Acquisition Proposal.

(b)            During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller shall, and shall cause the Company to, promptly will advise Buyer orally and in writing of any Acquisition Proposal received by Seller, the Company or any of their respective Representatives, and the material terms and conditions of any such Acquisition Proposal and provide Buyer with copies of any documents related to such Acquisition Proposal. Seller and the Company will keep Buyer reasonably informed of the status (including any change to the material terms thereof) of any such Acquisition Proposal. Notwithstanding anything contained in this Section 6.7(b) to the contrary, neither Seller nor the Company is obligated to disclose the names of the parties involved in an Acquisition Proposal.

6.8.           Member Loans. Except to the extent Buyer may elect in writing to the contrary, on or prior to the Closing Date all loans and the obligations relating thereto between Seller or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, will be terminated.

6.9.           Maintenance of Real Property. Subject to improvements to the [***] made by Company in consultation with Buyer, Seller will cause the Company to maintain the Real Property, including all of the improvements thereto, in substantially the same condition as existed on the Effective Date, ordinary wear and tear excepted.

6.10.         Leases. Seller will not cause or permit any Lease to be amended, modified, extended, renewed or terminated, nor shall the Company enter into any new lease, sublease, license, or other agreement for the use or occupancy of any Real Property, without the prior written consent of Buyer.

6.11.         Pre-Closing Tax Matters. Except as otherwise provided herein, Seller shall not, and shall cause the Company not to, make or change any material election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, if such election, adoption, change, amendment, agreement, settlement, surrender, or consent could reasonably be expected to increase the Tax liability of the Company for any period ending after the Closing Date.

6.12.         Pre-Closing Financial Statements. Seller shall deliver to Buyer on or prior to the twentieth (20th) day of each calendar month after the Effective Date a true and complete statement of unaudited monthly financial statements for the immediately preceding calendar month prepared in accordance with GAAP in effect at the time of such preparation applied on a consistent basis with past practice of the Company and throughout the periods involved.

6.13.         Application for Change of Ownership.

(a)            Buyer (and all of its affiliated persons and entities required to do so under the Pennsylvania Cannabis Laws assuming that Buyer or its successor is a publicly-traded company) (each, an “Application Party” and collectively, the “Application Parties”) has provided or will provide the Company with all necessary information for the Company to submit the DOH form labeled “Reporting Individuals Affiliated with a Medical Marijuana Organization,” or the applicable successor form (the “Affiliation Form”) to be approved as an affiliated person of the Company within five (5) Business Days of the Effective Date. The Company shall submit the Affiliation Form within one (1) Business Day of the Company’s receipt of the required information from Buyer. Each Application Party has submitted, or will submit, the following additional materials with respect to such Application Party as requested by the DOH: (i) fingerprint card; (ii) background check conducted by DOH’s agent for same; (iii) tax clearance certificate; and (iv) any other requisite materials as further directed by DOH or required by the Affiliation Form or any other provision of the Pennsylvania Cannabis Laws.

(b)            Concurrently with the Company’s submission of the Affiliation Form for the Application Parties, the Company and Buyer will jointly notify the DOH of the Parties’ intention to (i) add the Application Parties as affiliated persons of the and (ii) remove from affiliated person status all affiliated persons of the Company other than the Application Parties and any existing officer or employee of the Company that Buyer has agreed in writing to retain following the Closing, effective as of the DOH approving all Application Parties as affiliated persons of the Company as a result of Buyer’s prospective ownership of the Company. Buyer and Seller will coordinate with each other and keep each other apprised of the submission of the Application Materials and any response or request for additional information received from DOH. In the event that the DOH requests any additional information with respect to the Application Materials, Buyer and Seller will promptly respond to such requests.

(c)            As set forth in Section 7.2(c), it is a condition to Closing that all Application Parties have been approved by DOH as affiliated persons of the Company in accordance with the Pennsylvania Cannabis Laws or, if any Application Party is not so approved, that Buyer provides evidence satisfactory to the Company (and, if required or requested, DOH) that Buyer is no longer affiliated (as defined by Pennsylvania Cannabis Laws) with such rejected Application Party.

6.14.         Designation of Industry Professionals. Upon execution of this Agreement, Buyer may designate one (1) industry professionals to serve as a consultant to the Company, at no cost to the Company, solely to monitor the ongoing progress of capital projects and expenditures. Such industry professional shall have no decision-making rights or any rights to execute any documents on behalf of the Company, and the Company shall not be bound to follow any recommendations from such industry professional.

6.15.         Composition of Finished Goods Inventory at Closing. Seller shall, and shall cause the Company to, use commercially reasonable efforts to ensure that the aggregate wholesale value of Prepack Flower at Closing is not less than [***] of the aggregate wholesale value of all Finished Goods Inventory, measured using a valuation per unit consistent with past practice of the Company.

6.16.         Loan Agreement. Commencing promptly after the Effective Date, Jushi and Seller shall use best efforts and good faith to negotiate and execute a promissory note, security agreement and related documents for the Bridge Loan prior to the expiration of the Due Diligence Period, provided that Buyer shall not have timely exercised its right to terminate this Agreement pursuant to Section 8.1(c) hereof.

ARTICLE 7
CONDITIONS TO CLOSING

7.1.           Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the Transaction is subject to the satisfaction of the following conditions:

(a)            the representations and warranties of Seller and the Company set forth in Article 4 shall be true and correct in all material respects at and as of the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct as of such specified date or time), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(b)            Seller and the Company shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(c)            The Parties shall have obtained approvals from all necessary Governmental Authorities to consummate the Transaction, including, without limitation, approval from the DOH if and to the extent required;

(d)            no Governmental Authority shall have enacted, issued, promulgated, enforced or entered an Order which is in effect and has the effect of making the Transaction contemplated by this Agreement illegal, excepting illegality arising out of the Federal Cannabis Laws, otherwise restraining or prohibiting consummation of the Transaction or causing the Transaction to be rescinded following consummation.

(e)            no Claim shall be pending or threatened before (or that could come before) any Governmental Authority wherein an unfavorable Order could (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own the Company Interests or to control the Company, or (D) adversely affect the right of the Company to own its assets and to operate its Business (and, in each case, no such Order shall be in effect);

(f)            Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in Sections 7.1(a), (b) and (e) are satisfied in all respects;

(g)            Buyer shall have received the resignations, effective as of the Closing, of each manager, director and/or officer of the Company other than those whom Buyer shall have specified to Seller in writing at least five (5) Business Days prior to the Closing Date;

(h)            Buyer shall have received, free and clear of all Encumbrances, all certificates representing the Company Interests, properly endorsed, or, if the Company Interests are not certificated, an equity power and assignment separate from security for the Company Interests in favor of Buyer,;

(i)             all actions to be taken by Seller and the Company in connection with consummation of the Transaction and all certificates, opinions, instruments, agreements and other documents required to effect the Transaction shall be reasonably satisfactory in form and substance to Buyer;

(j)             the Company shall have obtained and delivered to Buyer a written consent of Landlord approving the transfer of a controlling interest of the Company in accordance with Section 16.1(b) of [***], in form and substance reasonably satisfactory to Buyer;

(k)            Buyer and Landlord shall have negotiated (in form and substance reasonably satisfactory to Buyer), and executed such documents, instruments and agreements as may be required for Buyer to assume any obligations of Seller under the [***];

(l)             the Company shall have obtained from Landlord and delivered to Buyer an estoppel certificate with respect to the [***], dated no more than thirty (30) days prior to the Closing Date, in form and substance reasonably satisfactory to Buyer (the “Estoppel Certificate”);

(m)           Seller shall have delivered to Buyer a copy of the certificate of status of the Company issued within thirty (30) days of the Closing Date by the Secretary of State for the Commonwealth of Pennsylvania showing the Company is in good standing in the Commonwealth of Pennsylvania;

(n)            Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, attesting to: (i) the certificate of formation and bylaws or similar organizational documents of the Company; (ii) the operating agreement of the Company; and (iii) a resolutions of the board of managers or other authorizing body (or a duly authorized committee thereof) of the Company authorizing the execution, delivery, and performance of this Agreement by and Company and the consummation of the Transaction;

(o)            From the Effective Date, there shall not have occurred any Material Adverse Effect on the Company or the Business, or Seller’s ability to consummate the Transaction, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect on the Company or the Business, or Seller’s ability to consummate the Transaction ;

(p)            The Company shall have terminated all Related Party Agreements;

(q)            The Company shall have either: (i) drawn the entire [***] (as such term is defined in the [***]) and applied the [***]to bona fide construction or other projects related to the improvement of the Facility or for such other purposes as may be permitted under the [***]; or (ii) provided Buyer with a written statement executed by Landlord expressly permitting the Company to use the remaining undrawn balance of the [***] following the Closing Date;

(r)            The Due Diligence Period has expired without Buyer terminating this Agreement pursuant to Section 8.1(c) hereof;

(s)            There has not been any Unremediated UMAF;

(t)             Buyer and Pennsylvania Dispensary Solutions, LLC, a Pennsylvania limited liability company (“PADS”) shall have executed a supply agreement (“Supply Agreement”) in the form attached hereto as Exhibit C; and

(u)            Seller and Company shall have executed a transition services agreement (“Transition Services Agreement”), by and among Seller, Company and Buyer, in the form attached hereto as Exhibit D.

Buyer may waive any condition specified in this Section 7.1 if Buyer executes a writing so stating at or prior to the Closing.

7.2.           Conditions to Seller’s Obligation. The obligation of Seller to consummate the Transaction is subject to satisfaction of the following conditions:

(a)            the representations and warranties set forth in Article 5 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(b)            Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(c)            The Parties shall have obtained approvals from all necessary Governmental Authorities to consummate the Transaction, including, without limitation, approval from the DOH;

(d)            no Claim shall be pending or threatened before (or that could come before) any Governmental Authority wherein an unfavorable injunction, judgment, Order, decree, ruling, or charge could (A) prevent consummation of the Transaction, or (B) cause the Transactions to be rescinded following consummation;

(e)            Buyer and Jushi shall each have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 7.2 (a), (b) and (d) are satisfied in all respects;

(f)             all actions to be taken by Buyer in connection with consummation of the Transactions and all certificates, opinions, instruments, agreements and other documents required to effect the Transactions will be reasonably satisfactory in form and substance to Seller;

(g)            Buyer shall have executed the Supply Agreement; and

(h)            Buyer shall have executed the Transition Services Agreement.

Seller may waive any condition specified in this Section 7(b) if Seller executes a writing so stating at or prior to the Closing.

ARTICLE 8
TERMINATION

8.1.           Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing Date:

(a)            By mutual written consent of Buyer and Seller;

(b)            By either Buyer or Seller if a Governmental Authority will have issued an Order or taken any other action (excluding any Order or action arising under, relating to or in connection with the Federal Cannabis Laws), in each case that has become final and non-appealable and that restrains, enjoins or otherwise prohibits the Transaction or any part of it; provided, that the right to terminate this Agreement under this Section 8.1(b) will not be available to any Party whose failure to fulfill any material obligation under this Agreement has been a cause of, or resulted in, the issuance of such Order or such action;

(c)            By Buyer upon written notice to Seller at any time on or before [***] (the “Due Diligence Period”), in each case if Buyer is not satisfied, in its sole discretion, with its examinations, inspections, tests, studies, analyses, appraisals, evaluations and other due diligence of Seller, the Company, their Affiliates, all of their respective businesses (including, without limitation, the Business), facilities, properties and assets, or the Transaction.

(d)            By Buyer upon written notice to Seller at any time prior to Closing if: (i) there has been an Unremediated UMAF, (ii) Seller or the Company has breached any representation, warranty or covenant contained in this Agreement in any material respect and (A) the breach cannot be cured, or (B) Buyer has notified Seller of the breach in writing, and the breach has continued without cure for a period of thirty (30) days after receipt by Seller of the written notice of breach; (iii) Buyer reasonably determines in there has been, or is likely to be, a failure of a condition precedent to Buyer’s obligation to consummate the Transaction; (iv) Buyer identifies a material issue that, in Buyer’s reasonable judgment, is currently having or will likely have a Material Adverse Effect on the Company or the Business and (1) Buyer gives Seller notice of such material issue within five (5) Business Days after identifying same, and (2) Seller is unable or unwilling to cure or cause the cure of such issue to Buyer’s reasonable satisfaction prior to the scheduled Closing Date; or (v) the Closing has not occurred by [***]; or

(e)            By Seller if Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect and (i) the breach cannot be cured, or (ii) Seller has notified Buyer of the breach in writing, and the breach has continued without cure for a period of thirty (30) days after receipt by Buyer of the written notice of breach.

(f)             In the event of any termination of this Agreement, the Parties will promptly notify DOH of such termination and execute all documents and take all steps necessary to terminate the request for DOH approval of the change of equity ownership including without limitation (i) revocation of all Affiliation Forms of all Application Parties and (ii) notifying DOH of the termination of the Parties’ intent to remove all affiliated persons of the Company other than the Application Parties.

8.2.           Effect of Termination. Except as specifically provided in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than Sections 6.4, 6.16, 8.2, 11.2, 11.3, 11.4 and 11.17, Article 10, and such other provisions herein that expressly survive termination of this Agreement, which shall all survive such termination) will forthwith become void, and there will be no Liability on the part of any Party or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing in this Section 8.2 will relieve any Party from Liability: (a) for fraud in the giving of any representations, warranties or in the fulfilment of any covenant prior to termination of this Agreement or (b) for willful and material breach prior to termination of this Agreement.

ARTICLE 9
REMEDIES FOR BREACH OF THIS AGREEMENT

9.1.           Survival of Representations, Warranties, Covenants and Agreements.

(a)            The Parties, intending to shorten the applicable statute of limitation period, agree that all representations and warranties of Seller and the Company contained in Article 4 of this Agreement will survive the Closing Date for the duration of the applicable Representation Survival Period; except that the representations and warranties in Section 4.1 (Organization and Authority to Conduct Business), Section 4.2 (Power and Authority; Binding Effect), Section 4.3 (Equity Information), Section 4.4 (Title), and Section 4.13 (Compliance with Laws and Permits) (collectively, the “Seller Fundamental Representations”) will survive the Closing Date indefinitely, and the representations and warranties made in Section 4.9 (Taxes) and Section 4.16 (Employee Benefit Plans) (collectively, the “Tax and ERISA Representations” and together with Seller Fundamental Representations, the “Seller Excluded Representations”) will survive the Closing Date until sixty (60) days following the expiration of all applicable statute of limitations (giving effect to any waiver, or extension thereof). All covenants and agreements made by Seller or the Company contained in this Agreement (including the obligation of Seller to convey the Company Interests to Buyer pursuant to Section 2.1 and the indemnification obligations of Seller set forth in this Section 9.1) will survive the Closing Date until fully performed or discharged. Any Claim by Buyer for a breach of a representation, warranty or covenant by Seller or the Company contained in Article 4 of this Agreement must be delivered to Seller in writing prior to the applicable expiration date set forth in this Section 9.1(a). All of the representations and warranties of Seller or the Company contained in this Agreement will not be limited or diminished in any respect by any past or future inspection, investigation, examination or possession on the part of Buyer or its Representatives. Notwithstanding the foregoing or anything contained herein to the contrary, any Claim by Buyer based on Seller’s or the Company’s fraud in the giving of any representations or warranties or in the fulfilment of any covenant herein will survive indefinitely.

(b)            All representations and warranties of Buyer contained in Article 5 of this Agreement will survive the Closing Date for the duration of the applicable Representation Survival Period; except that the representations and warranties in Section 5.1 (Organization and Good Standing), Section 5.2 (Authority; Authorization; Binding Effect), and Section 5.6 (No Brokers) (collectively, the “Buyer Excluded Representations”) will survive the Closing Date indefinitely. All covenants and agreements made by Buyer contained in this Agreement (including the indemnification obligations of Buyer set forth in this Section 9.1) will survive the Closing Date until fully performed or discharged. Any Claim by Seller for a breach of a representation or warranty by Buyer contained in Article 5 of this Agreement must be delivered in writing to Buyer prior to the above-referenced applicable expiration date. Notwithstanding the foregoing or anything contained herein to the contrary, any Claim by Seller based on Buyer’s fraud in the giving of any representations or warranties or in the fulfilment of any covenant herein will survive indefinitely.

(c)            Written notice of any Claim for breach of representation, warranty or covenant delivered to the Party against whom such indemnification is sought prior to the above-referenced applicable expiration date will survive thereafter and, as to any such Claim, such expiration, if any, will not affect the rights to indemnification under this Article 9 of the Party bringing such Claim.

9.2.            Indemnification by Seller. In the event Seller or the Company breaches (or in the event any third party alleges facts that, if true, would mean Seller or the Company has breached) any of its representations, warranties, or covenants contained herein, and provided Buyer provides Seller with timely written notice of a Claim for which Buyer is seeking indemnification pursuant to Section 9.1 hereof, Seller shall be obligated to indemnify, defend and hold Buyer and its Affiliates (the “Buyer Parties”) harmless from and against the entirety of any Adverse Consequences Buyer and/or its Affiliates may suffer (including any Adverse Consequences Buyer and/or its Affiliates may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

9.3.            Indemnification by Buyer. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein, and provided provides Buyer with timely written notice of a Claim for which Seller is seeking for indemnification pursuant to Section 9.1 hereof, Buyer shall be obligated to indemnify, defend and hold Seller harmless from and against the entirety of any Adverse Consequences Seller may suffer (including any Adverse Consequences Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

9.4.           Limitations on Indemnifications.

(a)            For purposes of this Section 9.4, the term “Threshold” means a dollar amount equal to $[***].

(b)            Seller shall not be liable for any Adverse Consequences pursuant to Section 9.2 until the aggregate amount of all Adverse Consequences suffered by the Buyer Parties exceeds the Threshold, in which case, subject to Seller Maximum Indemnification Liability, the Buyer Parties will be entitled to recover all Adverse Consequences paid, incurred, suffered or sustained by the Buyer Parties (including, for the avoidance of doubt, the Threshold amount). For purposes hereon, the “Seller Maximum Indemnification Liability” shall be equal to [***] of the Purchase Price, except for any Claim by a Buyer Party arising from, related to or in connection with: (i) a Seller Excluded Representation, or (ii) Seller’s, the Company’s or any of their Affiliates’ intentional misrepresentation, willful breach or fraud, in which case Seller shall be responsible for all Adverse Consequences without limitation.

(c)            Buyer shall not be liable for any Adverse Consequences pursuant to Section 9.3 until the aggregate amount of all Adverse Consequences suffered by Seller exceeds the Threshold, in which case, subject to the Buyer Maximum Indemnification Liability, Seller will be entitled to recover all Adverse Consequences paid, incurred, suffered or sustained by Seller (including, for the avoidance of doubt, the Threshold amount). For purposes hereon, the “Buyer Maximum Indemnification Liability” shall be equal to [***] of the Purchase Price, except for any Claim by Seller arising from, related to or in connection with: (i) a Buyer Excluded Representation, or (ii) Buyer’s or any of its Affiliates’ intentional misrepresentation, willful breach or fraud, in which case Buyer shall be responsible for all Adverse Consequences without limitation.

9.5.           Notification of Claims. In the event that any Party entitled to indemnification pursuant to this Agreement (the “Indemnified Party”) proposes to make any claim for such indemnification, the Indemnified Party will deliver to the indemnifying Party (the “Indemnifying Party”), which delivery with respect to the Adverse Consequences arising from breaches of representations and warranties will be on or prior to the date upon which the applicable representations and warranties expire pursuant to Section 9.1(a) hereof, a signed certificate, which certificate will (i) state that Adverse Consequences have been incurred or that a Claim has been brought for which Adverse Consequences may be incurred, (ii) specify the sections of this Agreement under which such Claim is brought and (iii) specify in reasonable detail each individual Adverse Consequence or other Claim including the amount thereof and the date such Adverse Consequence was incurred. In addition, each Indemnified Party will give notice to the Indemnifying Party promptly following its receipt of service of any suit or proceeding initiated by a third party which pertains to a matter for which indemnification may be sought (a “Third-Party Claim”); provided, however, that the failure to give such notice will not relieve the Indemnifying Party of its obligations hereunder if the Indemnifying Party has not been prejudiced thereby.

9.6.           Defense of Third-Party Claims.

(a)            Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party or its Affiliates, (v) the Indemnifying Party conducts the defense of the Third-Party Claim with reasonable diligence, and (vi) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to result in criminal proceedings against the Indemnified Party or its Affiliates.

(b)            So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 9.6(a): (i) the Indemnified Party may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) and without the Indemnified Party receiving an unconditional release of such Third-Party Claims.

(c)            In the event any of the conditions in Section 9.6(a) above is or becomes unsatisfied, however: (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 9.

9.7.           Direct Claims. In the event of a Claim for indemnification under this Agreement for which an Indemnified Party has provided notice of such Claim to an Indemnifying Party under this Article 9 (but excluding any Third-Party Claim) and the Indemnifying Party receiving such notice disputes all or any part of such Claim, then Buyer and Seller will first attempt to resolve such claim through direct negotiations in good faith. No settlement reached in such negotiations under this Section 9.7 will be binding until reduced to a writing signed by all of the applicable Parties. If the dispute is not resolved within twenty (20) Business Days after the date of delivery of such Claim, then such dispute will be resolved in accordance with Section 11.3. Nothing in this Section 9.7 will prevent any Party from seeking injunctive relief in accordance with this Agreement.

9.8.           Other Indemnification Matters.

(a)            All indemnification payments made pursuant to this Article 9 will be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.

(b)            Any indemnification to which the Buyer Parties are entitled under this Agreement as a result of any Adverse Consequences the Buyer Parties suffers shall be offset against the outstanding principal and interest due to Seller under the Note[***].

ARTICLE 10
COVENANTS AND CONDUCT OF THE PARTIES AFTER CLOSING

10.1.         Non-Solicitation; Non-Disparagement.

(a)            Non-Solicitation. In consideration for the Purchase Price payable hereunder, Seller covenants and agrees with Buyer that, except with the prior written consent of Buyer (which consent may be withheld or given in Buyer’s sole discretion), during the period commencing on the Closing Date and expiring on the day that is [***] months after the Closing Date, Seller shall not, and shall cause its Affiliates and all of their respective Representatives not to, directly or indirectly, in any capacity whatsoever: (i) hire or solicit any current employee of the Company, or induce or encourage any such employee to leave such employment, or hire any such employee who has left such employment less than [***]prior to Closing; (ii) solicit, induce or entice, or attempt to solicit, induce or entice, any suppliers or customers of the Company or potential suppliers or customers of the Company for purposes of diverting their business or services from the Company; or (iii) discourage any suppliers or customers of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to Closing. Notwithstanding the foregoing, hiring or engaging any individual or contractor who (A) applies for a position in response to an advertisement in a publication or medium of general circulation that is not specifically targeted to individuals or independent contractors who are or have been engaged by or associated with the Company, (B) is identified through an employee recruiting or search firm engaged to conduct a search that does not specifically target any employees or independent contractors who are or have been engaged by or associated with the Company, or (C) is terminated by Buyer or its Affiliates shall not constitute a violation of this Section 10.1.

(b)            Non-Disparagement. Each of Buyer and Seller covenants and agrees that it will not make (or permit its Affiliates or any of their respective Representatives, successors or assigns) to make any false, misleading, derogatory or disparaging statements concerning the other Party, its Affiliates, or any of their respective Representatives, successors or assigns. Nothing in this Section 10.1(c) shall limit either Party’s, its Affiliates’ or any of their respective Representatives’ ability to make true and accurate statements or communications in connection with any disclosure such Party, Affiliate or Representative is required pursuant to applicable Law.

(c)            Equitable Remedies/Reasonableness of Limitations. Each Party acknowledges that (a) a remedy at law for failure to comply with the covenants contained in this Section 10.1 may be inadequate and (b) the other Party will be entitled to seek from a court having jurisdiction, in its sole discretion, specific performance, an injunction, a restraining order or any other equitable relief in order to enforce any such provision without the need to post a bond. The right to obtain such equitable relief will be in addition to any other remedy to which the Party is entitled under applicable Law (including, but not limited to, monetary damages). Each Party acknowledges that it has had an opportunity to consult with counsel regarding this Agreement, has fully and completely reviewed this Agreement with such counsel and fully understands the contents hereof. Seller agrees that the territorial, time and other limitations contained in this Agreement are reasonable and properly required for the adequate protection of the business and affairs of Buyer, and in the event that any one or more of such territorial, time or other limitations is found to be unreasonable by a court of competent jurisdiction, Seller agrees to submit to the reduction of said territorial, time or other limitations to such an area, period or otherwise as the court may determine to be reasonable. In the event that any limitation under this Agreement is found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, Seller acknowledge and agree that such limitation will remain and be valid in all other jurisdictions.

10.2.         Tax Matters.

(a)            Seller will prepare or cause to be prepared and will file or cause to be filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date (the “Pre-Closing Tax Periods”). Each Tax Return referred to in this Section 10.2(a) will be prepared in a manner consistent with past practices of the Company and without a change of any election, accounting method or convention (in each case except as otherwise required by applicable Law). Seller will provide or cause to be provided such Tax Returns to Buyer, no later than thirty (30) days prior to the due date for such Tax Returns (including any applicable extensions) for Buyer’s review and comment, and Seller shall consider in good faith all comments provided by Buyer in connection with the filing of such Tax Returns. Buyer will reasonably cooperate with Seller, at Seller’s sole cost and expense, in connection with the filing of such Tax Returns.

(b)            Buyer will prepare or cause to be prepared and will file or cause to be filed all Tax Returns of the Company that are required to be filed after the Closing Date with respect to any Straddle Period. Each Tax Return referred to in this Section 10.2(b) will be prepared in a manner consistent with past practices of the Company and without a change of any election, accounting method or convention (in each case except as otherwise required by applicable Law). At least thirty (30) days prior to the date on which each such Tax Return is due (with applicable extensions), Buyer will submit such Tax Return to Seller for review, and comment, and approval (not to be unreasonably withheld, conditioned or delayed). Seller will provide any written comments to Buyer no later than fifteen (15) days after receiving any such Tax Return and, if Seller does not provide any written comments within fifteen (15) days, Seller will be deemed to have accepted such Tax Return. Buyer and Seller will attempt in good faith to resolve any dispute with respect to any such Tax Return. If Buyer and Seller the Parties are unable to resolve any such dispute at least five (5) days before the due date (with applicable extensions) for any such Tax Return, Buyer shall make the final determination with respect to the issues underlying such dispute.

(c)            For purposes of this Section 10.2, the portion of Tax with respect to the income, property or operations of the Company that is attributable to any Tax period that begins on or before the Closing Date and ends on or after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 10.2(c). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of a Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

(d)            Seller will be liable for all Taxes owed with respect to any Tax Return for any Pre-Closing Tax Period and, in the case of a Tax Return for a Straddle Period, all Taxes attributable to the Pre-Closing Straddle Period. Seller shall pay to Buyer within fifteen (15) days after the date on which Seller receive written notice that Taxes are paid with respect to such periods in an amount equal to the portion of such Taxes which relates to the portion of such Pre-Closing Tax Period or Pre-Closing Straddle Period, as the case may be.

(e)            To the extent permitted by applicable Law, any Tax deductions with respect to any selling expenses, transaction costs or similar expenses (including, without limitation, Seller Transaction Expenses) will be allocated to the Pre-Closing Tax Period or the Pre-Closing Straddle Period.

(f)            Buyer and Seller will cooperate fully in connection with the filing of Tax Returns pursuant to this Section 10.2 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation will include (upon another Party’s request) the provision of records and information that are available and reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall cause the Company to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods. Buyer and Seller further agree, upon the request of the other Party, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction).

(g)            Notwithstanding Article 9, this Section 10.2(g) will control any inquiries, assessments, proceedings or similar events with respect to Taxes. Buyer will promptly notify Seller: (i) upon receipt by Buyer or any Affiliate of Buyer of any notice of any audit or examination of any Tax Return of the Company relating to any Pre-Closing Tax Period or Straddle Period and any other proposed change or adjustment, claim, dispute, arbitration or litigation related to Taxes from any Tax authority relating to any Pre-Closing Tax Period or Straddle Period (a “Tax Matter”); or (ii) prior to Buyer or the Company initiating any Tax Matter with any Tax authority relating to any Pre-Closing Tax Period or Straddle Period (any such initiation shall be subject to Seller’s approval, not to be unreasonably withheld, conditioned or delayed). Seller may, at Seller’s sole cost and expense, participate in and, upon written notice to Buyer, assume the defense of any such Tax Matter; provided that the failure of Buyer to provide notices as required under this Section 10.2(g) will not negate Buyer’s right to indemnification under this Section 10.2 and Article 9 with respect to Tax liabilities resulting from such Tax Matter except to the extent that Seller is prejudiced as a result of such failure. If Seller assumes such defense, then Seller will have the authority, with respect to any Tax Matter, to represent the interests of the Company before the relevant Tax authority and Seller will have the right to control the defense, compromise or other resolution of any such Tax Matter, subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. If Seller has assumed such defense, then Seller will be entitled to defend and settle such Tax Matter; provided, however, that Seller will not enter into any settlement of or otherwise resolve any such Tax Matter to the extent that it adversely affects the Tax liability of Buyer, the Company or any Affiliate of the foregoing for a post-Closing Tax period without the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed. Seller will keep Buyer informed with respect to the commencement, status and nature of any such Tax Matter and will, in good faith, allow Buyer to consult with Seller regarding the conduct of or positions taken in any such proceeding. Buyer shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, solely at its own expense, separate from the counsel employed by Seller. Except as otherwise provided in this Section 10.2(g), Buyer shall have the right, at its own expense, to exercise control at any time over any Tax Matter regarding any Tax Return of the Company (including the right to settle or otherwise terminate any contest with respect thereto).

(h)            Any refunds for Taxes (including any interest in respect thereof actually received from a Taxing Authority), net of reasonable expenses and net of any income Taxes of Buyer, the Company or any of their respective Affiliates attributable to such refund, actually received by Buyer or the Company, and any amounts credited against Taxes to which Buyer, the Company, or any of their respective Affiliates become entitled and that reduce or could reduce the Taxes otherwise payable by Buyer, the Company, or any of their respective Affiliates (including by way of any amended tax return), related to, or resulting or arising, directly or indirectly from Taxes of the Company for any Pre-Closing Tax Period or Pre-Closing Straddle Period shall be property of Seller (excluding any refund or credit attributable to any loss in a tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a tax year (or portion of a Straddle Period) ending on or before the Closing Date).

(i)             Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 10.2 will survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus thirty (30) days and, except to the extent specifically set forth in Section 10.2(g) above, will be subject to the provisions of Article 9 as if an indemnification obligation pursuant to this Section 10.2 is an indemnification obligation pursuant to Article 9.

10.3.         PADS Purchase Option. Seller is the owner of one hundred percent (100%) of the issued and outstanding equity of PADS (the “PADS Equity”). PADS is the holder of a medical marijuana dispensary permit, registration number D18-2007. Provided that Buyer shall not have terminated this Agreement during the Due Diligence Period, Seller shall grant to Buyer the right, but not the obligation, in Buyer’s sole discretion, to purchase all, but not less than all, of the PADS Equity (the “Option”) on a fully-diluted basis. Buyer may exercise the Option at any time during the period commencing on the expiration of the Due Diligence Period and continuing to the the eighteen (18) month anniversary of the Closing Date (the “Option Period”) upon written notice to Seller. If Buyer terminates this Agreement during the Due Diligence Period, the Option shall be null and void. The purchase price for the PADS Equity shall be based on an enterprise value (on a cash-and-debt-free basis) of [***]. Upon exercise of the Option, the closing on the purchase and sale of the PADS Equity shall be consummated as soon as practicable thereafter upon such terms and conditions as are set forth on Exhibit E hereto. During the Option Period, Seller shall provide to Jushi: (a) within thirty (30) days of the end of each calendar month, unaudited financial statements of PADS for such calendar month; (b) any updates, revisions or other information material to PADS financial projections through the end of the Option Period; (c) any updates, revisions or other information material to PADS construction of its third dispensary location; (d) any information regarding PADS seeking or obtaining approval to open its third dispensary location for business to the public, and the expected timing of such opening; and (e) any other information Buyer may request in its reasonable discretion. Buyer will comply with, and will cause its Affiliates and their respective Representatives to comply with, all of the confidentiality obligations of JMGT under the NDA with respect to the information disclosed pursuant to this Section 10.3. Notwithstanding anything contained herein to the contrary, Buyer may assign its rights under this Section 10.3 in its sole discretion, provided that in the event that Buyer assigns its rights under this Section 10.3 to an unaffiliated third party, [***]. For the avoidance of doubt, Buyer shall have the sole right and discretion to determine the assignee and the amount and form of consideration to be received by Buyer in connection with any assignment pursuant to this Section 10.3.

10.4.         Litigation Support. In the event and for so long as any Party is actively contesting or defending against any Claim in connection with: (a) the Transaction, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such Party and its counsel in the contest or defense, make available such Party’s personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor in accordance with the terms of this Agreement).

10.5.         Change of Ownership. To the extent that any additional filings are required by a Governmental Authority in connection with the change of ownership of the Company, Buyer, Seller and the Company, as applicable, shall cooperate to prepare and make such filings within the time period required by such Governmental Authority.

10.6.         Confidentiality. Seller has had access to, and has gained knowledge with respect to, financial results of the Business, information concerning customers and suppliers of the Business, and other confidential or proprietary information concerning the Company that is not shared by the Company and other Affiliates of Seller (the “Confidential Information”). Seller acknowledges that unauthorized disclosure or misuse of the Confidential Information, whether before or after the Closing, could cause irreparable damage to the Company and Buyer after to the Closing. The Parties also agree that covenants by Seller not to make unauthorized disclosures of the Confidential Information are essential to the growth and stability of the business of the Company and Buyer. Accordingly, Seller agrees that, beginning on the Closing Date and continuing until the two (2) year anniversary of the Closing Date, they will not use or disclose any Confidential Information obtained in the course of their past connection with the Business, except to the extent required for the performance of any duties under any documents or agreements entered into with the Company, Buyer, or any of their respective Affiliates, if any, and in accordance with that Person’s policies regarding Confidential Information. Notwithstanding the foregoing, Seller may disclose the Confidential Information: (a) to Seller’s Affiliates and Representatives, so long as the receiving party is subject to written obligations of confidentiality in favor of Seller at least as stringent as those set forth herein and provided Seller is responsible to Buyer for all disclosures of such Confidential information by Seller’s Affiliates and Representatives, (b) to the extent required by Law or legal process or any Governmental Authority, or in connection with the defense or enforcement of Seller’s rights and obligations under this Agreement or another agreement with the Company, Buyer or any of their respective Affiliates, or (c) to the extent such Confidential Information becomes publicly available through no breach of this Agreement or other fault of Seller, its Affiliates or any of their respective Representatives. If Seller or any of its Affiliates is requested or required by Law or legal process to disclose any Confidential Information, such Person will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order at its sole expense or waive compliance with the provisions of this Section 10.6. If in the absence of a protective order or the receipt of a waiver hereunder, such Person is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, such Person may disclose such Confidential Information to such Governmental Authority; provided, however, that the disclosing party will use commercially reasonable efforts to obtain, at the request and sole expense of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer may designate.

10.7.         Insurance Claims. Any Insurance Claim (including, without limitation, any Claim for benefits arising therefrom or related thereto) existing on the Closing Date that was made under an Insurance policy or other contract, plan or arrangement pertaining to Seller or any of its Affiliates (other than the Company) shall remain the responsibility of Seller and/or its applicable Affiliate (other than the Company) after Closing, including all Liabilities arising therefrom and all proceeds derived from such Insurance Claim. Any Insurance Claim (including, without limitation, any Claim for benefits arising therefrom or related thereto) arising after the Closing Date directly out of an event occurring prior to the Closing Date, and all Liabilities arising therefrom, shall be made under an Insurance policy or other contract, plan or arrangement pertaining to Seller or its Affiliates, and shall be the sole responsibility of Seller and its Affiliates, unless such Claim is made under an Insurance policy or other contract, plan or arrangement that is held by the Company after Closing. The Parties will reasonably cooperate, including the execution of assignments of rights and other documents, as may be necessary or desirable to effectuate the intent of this Section 10.7. The provisions of this Section 10.7 shall survive the Closing Date.

ARTICLE 11
MISCELLANEOUS

11.1.       Further Assurances. Following the Closing Date, each Party will cooperate in good faith with each other Party and will take all commercially reasonable actions which may be reasonably necessary or advisable to carry out and consummate the Transaction.

11.2.       Notices. Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder by any Party to the other will be in writing and (a) delivered personally (such delivered notice to be effective on the date it is delivered), (b) deposited with a reputable overnight courier service for next Business Day delivery (such couriered notice to be effective one (1) Business Day after the date it is sent by courier), (c) sent by facsimile transmission (such facsimile notice to be effective on the date that confirmation of such facsimile transmission is received), with a confirmation sent by way of one of the above methods, or (d) sent by e-mail (with electronic confirmation of delivery or receipt), as follows:

If to Seller or the Company, addressed to:

c/o Vireo Health International, Inc.

Attention: General Counsel

207 S. 9th Street

Minneapolis MN 55402

Email: [***]

If to Buyer, addressed to:

c/o Jushi Inc

Attn: Legal Department

1800 NW Corporate Blvd, Suite 200

Boca Raton, FL 33431

Email:[***]

Any Party may designate in a writing to any other Party any other address or facsimile number to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

11.3.       Governing Law; Dispute Resolution.

(a)          Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Pennsylvania.

(b)            Jurisdiction and Venue. The Parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought exclusively in the state courts of the Commonwealth of Pennsylvania located in the City of Philadelphia. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum.

(c)            Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

11.4.         Expenses. Except to the extent expressly provided to the contrary in this Agreement: (a) Seller will pay all legal, accounting and other expenses of (i) Seller related to this Agreement and (ii) the Company related to this Agreement that are incurred prior to the Closing Date, and (b) Buyer will pay all legal, accounting and other expenses of (i) Buyer related to this Agreement and (ii) the Company related to this Agreement that are first incurred on or after the Closing Date.

11.5.         Titles. The headings of the articles and sections of this Agreement are inserted for convenience of reference only, and will not affect the meaning or interpretation of this Agreement.

11.6.         Waiver. No failure of any Party to require, and no delay by any Party in requiring, any other Party to comply with any provision of this Agreement will constitute a waiver of the right to require such compliance. No failure of any Party to exercise, and no delay by any Party in exercising, any right or remedy under this Agreement will constitute a waiver of such right or remedy. No waiver by any Party of any right or remedy under this Agreement will be effective unless made in writing. Any waiver by any Party of any right or remedy under this Agreement will be limited to the specific instance and will not constitute a waiver of such right or remedy in the future.

11.7.         Effective; Binding. This Agreement will be effective upon the due execution hereof by each Party. Upon becoming effective, this Agreement will be binding upon each Party and upon each successor and assignee of each Party and will inure to the benefit of, and be enforceable by, each Party and each successor and assignee of each Party; provided, however, that, except as provided for in the immediately following sentence, no Party may assign any right or obligation arising pursuant to this Agreement without first obtaining the written consent of the other Parties. Buyer may assign all or a portion of its rights and obligations under this Agreement to one or more Affiliates of Buyer upon prior written notice to Seller, provided that Buyer will remain liable hereunder notwithstanding any such assignment.

11.8.         Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written or oral agreement and representation previously made, by the Parties with respect to the subject matter of this Agreement.

11.9.         Modification. No course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by any Party, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, will modify or terminate this Agreement, impair or otherwise affect any obligation of any Party pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy. No modification of this Agreement will be effective unless made in writing duly executed by Buyer and Seller.

11.10.       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Any Party may execute this Agreement by facsimile (or other means of electronic transmission, such as by electronic mail in “.pdf” form) signature and the other Party will be entitled to rely on such facsimile (or other means of electronic transmission) signature as evidence that this Agreement has been duly executed by such Party. Any Party executing this Agreement by facsimile (or other means of electronic transmission) signature will immediately forward to the other Party an original signature page by overnight mail.

11.11.       Time is of the Essence. It is understood by each of the Parties that time is of the essence hereof in connection with all obligations of under this Agreement.

11.12.       Usage of Terms. Except where the context otherwise requires, words importing the singular number will include the plural number and vice versa. Use of the word “including” means “including, without limitation.”

11.13.       References to Articles, Sections, Exhibits and Schedules. All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication, otherwise requires. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.14.       Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its or its Affiliates publicly traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Parties prior to making the disclosure).

11.15.       No Third-Party Beneficiaries. Except to the extent expressly provided to the contrary in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.16.       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.17.       Attorneys’ Fees. In the event of any controversy arising under this Agreement or and ancillary agreement, the prevailing Party in such controversy will be entitled to receive such Party’s fees and costs, including reasonable attorneys’ fees, from the other Party or Parties to such controversy.

11.18.       Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Business of the Company and the Option to purchase the PADS Equity are unique and recognize and affirm that in the event Seller breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

11.19.       GENERAL RELEASE AND DISCHARGE. BY VIRTUE OF SELLER’S EXECUTION AND DELIVERY OF THIS AGREEMENT, AS OF THE CLOSING AND THEREAFTER, SELLER, FOR AND ON BEHALF OF ITSELF AND ITS SUCCESSORS, ASSIGNS, BENEFICIARIES, ADMINISTRATORS, AND AFFILIATES (THE “RELEASING PARTIES”) DO HEREBY FULLY AND IRREVOCABLY REMISE, RELEASE AND FOREVER DISCHARGE THE COMPANY, AND THE COMPANY’S CURRENT AND FORMER DIRECTORS, OFFICERS AND MEMBERS FROM ANY AND ALL ACTIONS (AS DEFINED HEREIN) AND LIABILITIES (AS DEFINED HEREIN) OF EVERY KIND, EITHER IN LAW OR IN EQUITY, WHETHER CONTINGENT, MATURE, KNOWN OR UNKNOWN, OR SUSPECTED OR UNSUSPECTED, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS ARISING UNDER ANY FEDERAL, STATE, LOCAL OR MUNICIPAL LAW, COMMON LAW OR STATUTE, WHETHER ARISING IN CONTRACT OR IN TORT, AND ANY CLAIMS ARISING UNDER ANY OTHER LAWS OR REGULATIONS OF ANY NATURE WHATSOEVER, THAT SELLER EVER HAD, NOW HAVE OR MAY HAVE, FOR OR BY REASON OF ANY CAUSE, MATTER OR THING WHATSOEVER, FROM THE BEGINNING OF THE WORLD TO THE DATE HEREOF. NOTWITHSTANDING THE FOREGOING, THE RELEASING PARTIES DO NOT WAIVE OR RELEASE ANY RIGHTS BASED UPON, ARISING OUT OF OR RELATING TO RIGHTS IN FAVOR OF SELLER CREATED PURSUANT TO THE TERMS OF THIS AGREEMENT AND ANY AGREEMENT ENTERED IN CONNECTION WITH THIS AGREEMENT. Notwithstanding anything to the contrary, none of the Releasing Parties are releasing any claims against the individuals comprising the Company’s current or former directors or officers except in connection with the actions and omissions of such individuals in their respective capacities for the Company. As an example only and without limiting the foregoing sentence, an individual who serves as an officer of an Affiliate of the Company as well as an officer of the Company is not being released by the Releasing Parties for Actions or Liabilities arising out of such individual’s actions or omissions in her capacity as an officer of the Affiliate of the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

COMPANY:

By:	/s/ Dr. Kyle Kingsley
Name:	Dr. Kyle Kingsley
Title:	CEO

SELLER:

By:	/s/ Dr. Kyle Kingsley
Name:	Dr. Kyle Kingsley
Title:	CEO

BUYER:

By:	/s/ Jon Barack
Name:	Jon Barack
Title:	President

JUSHI:

By:	/s/ Jon Barack
Name:	Jon Barack
Title:	President